     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 1997.
                                                       REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                                CSX CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

COMMONWEALTH OF VIRGINIA             4011                    62-1051971
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
      JURISDICTION        CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
   OF INCORPORATION OR
      ORGANIZATION)

                               ONE JAMES CENTER
                             901 EAST CARY STREET
                           RICHMOND, VIRGINIA 23219
                                (804) 782-1400
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              MARK G. ARON, ESQ.
                EXECUTIVE VICE PRESIDENT-LAW AND PUBLIC AFFAIRS
                                CSX CORPORATION
                    ONE JAMES CENTER, 901 EAST CARY STREET
                           RICHMOND, VIRGINIA 23219
                                (804) 782-1400
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
             INCLUDING AREA CODE, OF AGENT FOR SERVICE OF PROCESS)
                               ----------------
                                   COPY TO:
                          JOSEPH C. CARTER, III, ESQ.
                    MCGUIRE, WOODS, BATTLE & BOOTHE, L.L.P.
                    ONE JAMES CENTER, 901 EAST CARY STREET
                           RICHMOND, VIRGINIA 23219
                                (804) 775-1000
                          (804) 775-1061 (FACSIMILE)
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE

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
                                                          PROPOSED
                                           PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT        MAXIMUM       AGGREGATE     AMOUNT OF
    SECURITIES TO BE         TO BE      OFFERING PRICE    OFFERING    REGISTRATION
       REGISTERED          REGISTERED    PER UNIT(1)      PRICE(1)     FEE(2)(3)
----------------------------------------------------------------------------------
7.05% Debentures Due
 2002..................  $  350,000,000      100%      $  350,000,000
7.25% Debentures Due
 2004..................  $  300,000,000      100%      $  300,000,000
7.45% Debentures Due
 2007..................  $  450,000,000      100%      $  450,000,000
7.90% Debentures Due
 2017..................  $  400,000,000      100%      $  400,000,000
7.95% Debentures Due
 2027..................  $  500,000,000      100%      $  500,000,000
6.95% Debentures Due
 2027..................  $  100,000,000      100%      $  100,000,000
7.25% Debentures Due
 2027..................  $  250,000,000      100%      $  250,000,000
8.30% Debentures Due
 2032..................  $  150,000,000      100%      $  150,000,000
                         --------------                --------------
  Total................  $2,500,000,000      100%      $2,500,000,000   $757,576

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(1) Estimated solely for purposes of calculating the registration fee.
(2) Calculated pursuant to Rule 457(f)(2).
(3) Payment of the registration fee due in connection with this Registration Statement has been partially offset by previous overpayments by the Registrant in the amount of $52,752.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JUNE 4, 1997

PRELIMINARY PROSPECTUS

                                CSX CORPORATION

                               OFFERS TO EXCHANGE
     ALL OUTSTANDING                                        REGISTERED

7.05% DEBENTURES DUE 2002             FOR            7.05% DEBENTURES DUE 2002
7.25% DEBENTURES DUE 2004             FOR            7.25% DEBENTURES DUE 2004
7.45% DEBENTURES DUE 2007             FOR            7.45% DEBENTURES DUE 2007
7.90% DEBENTURES DUE 2017             FOR            7.90% DEBENTURES DUE 2017
7.95% DEBENTURES DUE 2027             FOR            7.95% DEBENTURES DUE 2027
6.95% DEBENTURES DUE 2027             FOR            6.95% DEBENTURES DUE 2027
7.25% DEBENTURES DUE 2027             FOR            7.25% DEBENTURES DUE 2027
8.30% DEBENTURES DUE 2032             FOR            8.30% DEBENTURES DUE 2032

                                  ----------
                              THE EXCHANGE OFFERS
                 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                        ON       , 1997 UNLESS EXTENDED.

                                  ----------

  CSX Corporation, a Virginia corporation (the "Company"), hereby offers (the "Exchange Offers"), upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time, this "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange its outstanding:

  . 7.05% Debentures Due 2002 (the "Old 2002 Debentures"), of which an aggregate of $350,000,000 in principal amount is outstanding as of the date hereof, for an equal principal amount of newly issued 7.05% Debentures Due 2002 (the "New 2002 Debentures"),

  . 7.25% Debentures Due 2004 (the "Old 2004 Debentures"), of which an aggregate of $300,000,000 in principal amount is outstanding as of the date hereof, for an equal principal amount of newly issued 7.25% Debentures Due 2004 (the "New 2004 Debentures"),

  . 7.45% Debentures Due 2007 (the "Old 2007 Debentures"), of which an aggregate of $450,000,000 in principal amount is outstanding as of the date hereof, for an equal principal amount of newly issued 7.45% Debentures Due 2007 (the "New 2007 Debentures"),

  . 7.90% Debentures Due 2017 (the "Old 2017 Debentures"), of which an aggregate of $400,000,000 in principal amount is outstanding as of the date hereof, for an equal principal amount of newly issued 7.90% Debentures Due 2017 (the "New 2017 Debentures"),

  . 7.95% Debentures Due 2027 (the "Old 7.95% 2027 Debentures"), of which an aggregate of $500,000,000 in principal amount is outstanding as of the date hereof, for an equal principal amount of newly issued 7.95% Debentures Due 2027 (the "New 7.95% 2027 Debentures"),

  . 6.95% Debentures Due 2027 (the "Old 6.95% 2027 Debentures"), of which an aggregate of $100,000,000 in principal amount is outstanding as of the date hereof, for an equal principal amount of newly issued 6.95% Debentures Due 2027 (the "New 6.95% 2027 Debentures"),

  . 7.25% Debentures Due 2027 (the "Old 7.25% 2027 Debentures"), of which an aggregate of $250,000,000 in principal amount is outstanding as of the date hereof, for an equal principal amount of newly issued 7.25% Debentures Due 2027 (the "New 7.25% 2027 Debentures"), and

  . 8.30% Debentures Due 2032 (the "Old 2032 Debentures"), of which an aggregate of $150,000,000 in principal amount is outstanding as of the date hereof, for an equal principal amount of newly issued 8.30% Debentures Due 2032 (the "New 2032 Debentures").

  The form and terms of the New 2002 Debentures, New 2004 Debentures, New 2007 Debentures, New 2017 Debentures, New 7.95% 2027 Debentures, New 6.95% 2027 Debentures, New 7.25% 2027 Debentures, and New 2032 Debentures (collectively, the "New Debentures") will be the same as the form and terms of the Old 2002 Debentures, Old 2004
                                                                     (Continued)

  This Prospectus, together with the Letter of Transmittal, is first being sent
on or about    , 1997 to all Holders of Old Debentures (as defined below) known to the Company.

                                  ----------

  SEE "RISK FACTORS" COMMENCING ON PAGE 10 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY HOLDERS IN DECIDING WHETHER TO TENDER OLD DEBENTURES IN THE EXCHANGE OFFERS.

                                  ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES COMMISSION
    PASSED  UPON   THE  ACCURACY  OR  ADEQUACY  OF   THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS        , 1997

  The map below shows the proposed post-Transaction CSXT route system, as defined herein. See "The Company--Joint CSX/NSC Acquisition of Conrail."



                                     (MAP)

(Cover page continued)

Debentures, Old 2007 Debentures, Old 2017 Debentures, Old 7.95% 2027 Debentures, Old 6.95% 2027 Debentures, Old 7.25% 2027 Debentures, and Old 2032 Debentures (collectively, the "Old Debentures"), respectively, except that (i) the New Debentures will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and hence will not bear legends restricting the transfer thereof and (ii) the holders of the New Debentures will not be entitled to certain rights of holders of the Old Debentures under the Registration Rights Agreement (as defined herein), which rights will terminate upon the consummation of the Exchange Offers. The New 2002 Debentures, New 2004 Debentures, New 2007 Debentures, New 2017 Debentures, New 7.95% 2027 Debentures, New 6.95% 2027 Debentures, New 7.25% 2027 Debentures, and New 2032 Debentures will evidence the same debt as the Old 2002 Debentures, Old 2004 Debentures, Old 2007 Debentures, Old 2017 Debentures, Old 7.95% 2027 Debentures, Old 6.95% 2027 Debentures, Old 7.25% 2027 Debentures, and Old 2032 Debentures, respectively, and will be entitled to the benefits of an indenture, dated as of August 1, 1990 and supplemented and amended by a First Supplemental Indenture dated as of June 15, 1991 and a Second Supplemental Indenture dated as of May 6, 1997 (as supplemented and amended, the "Indenture"), governing the Old Debentures and the New Debentures. The Indenture provides for the issuance of both the New Debentures and the Old Debentures. The New 2002 Debentures and the Old 2002 Debentures are sometimes referred to herein collectively as the "2002 Debentures"; the New 2004 Debentures and the Old 2004 Debentures are sometimes referred to herein collectively as the "2004 Debentures"; the New 2007 Debentures and the Old 2007 Debentures are sometimes referred to herein collectively as the "2007 Debentures"; the New 2017 Debentures and the Old 2017 Debentures are sometimes referred to herein collectively as the "2017 Debentures"; the New 7.95% 2027 Debentures and the Old 7.95% 2027 Debentures are sometimes referred to herein collectively as the "7.95% 2027 Debentures"; the New 6.95% 2027 Debentures and the Old 6.95% 2027 Debentures are sometimes referred to herein collectively as the "6.95% 2027 Debentures"; the New 7.25% 2027 Debentures and the Old 7.25% 2027 Debentures are sometimes referred to herein collectively as the "7.25% 2027 Debentures"; the Old 2032 Debentures and the New 2032 Debentures are sometimes referred to herein collectively as the "2032 Debentures"; and the 2002 Debentures, the 2004 Debentures, the 2007 Debentures, the 2017 Debentures, the 7.95% 2027 Debentures, the 6.95% 2027 Debentures, the 7.25% 2027 Debentures, and the 2032 Debentures are sometimes referred to herein collectively as the "Debentures."

  Interest on each series of the Debentures will be paid semiannually on May 1 and November 1 of each year, commencing on November 1, 1997. The 2032 Debentures are not redeemable prior to May 1, 2007. On or after that date, the 2032 Debentures will be redeemable at the option of the Company, as a whole or in part, at any time on at least 30 days' notice, at the respective prices indicated herein. None of the other series of Debentures are redeemable at the Company's option prior to maturity. Each holder of the 6.95% 2027 Debentures may require the Company to repurchase all or a portion of such series owned by such holder on May 1, 2002 at a purchase price equal to 100% of the principal amount thereof plus accrued interest thereon. Each holder of the 7.25% 2027 Debentures may require the Company to repurchase all or a portion of such series owned by such holder on May 1, 2005 at a purchase price equal to 100% of the principal amount thereof. None of the series of Debentures is subject to any sinking fund. See "Description of New Debentures."

  Prior to the Exchange Offers, there has been no public market for the Old Debentures. The Company does not intend to list the New Debentures on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Debentures will develop. To the extent that a market for the New Debentures does develop, the market value of the New Debentures will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and other conditions. Such conditions might cause the New Debentures, to the extent that they are actively traded, to trade at a significant discount from face value.

  Except as discussed below, the New Debentures will be available only in book-entry form. The Company expects that the New Debentures issued pursuant to the Exchange Offers will be issued in the form of one or more fully registered global debentures that will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in its name or in the name of Cede & Co., as its nominee. Beneficial interests in the global debentures representing the New Debentures will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. After the initial issuance of such global debentures, New Debentures in certificated form will be issued in exchange for the global debentures only in accordance with the terms and conditions set forth in the Indenture. See "Description of the New Debentures--Book-Entry, Delivery and Form" and "Description of the New Debentures--Certificated Debentures."

  The Company will accept for exchange any and all Old Debentures which are properly tendered in the Exchange Offers prior to 5:00 p.m., New York City
time, on    , 1997 (if and as extended, the "Expiration Date"). Tenders of Old
Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offers are not conditioned upon any minimum principal amount of Old Debentures being tendered for exchange. Old Debentures may be tendered only in integral multiples of $1,000. The Company may terminate the Exchange Offers in certain circumstances described herein. See "The Exchange Offers." In the event the Company terminates any or all of the Exchange Offers and does not accept for exchange any of the Old 2002 Debentures, Old 2004 Debentures, Old 2007 Debentures, Old 2017 Debentures, Old 7.95% 2027 Debentures, Old 6.95% 2027 Debentures, Old 7.25% 2027 Debentures, or Old 2032 Debentures, as the case may be, the Company will promptly return all previously tendered Old 2002 Debentures, Old 2004 Debentures, Old 2007 Debentures, Old 2017 Debentures, Old 7.95% 2027 Debentures, Old 6.95% 2027 Debentures, Old 7.25% 2027 Debentures, and Old 2032 Debentures, as the case may be, to the holders thereof.

  Based on a previous interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters to third parties, the Company believes that the New Debentures issued pursuant to the Exchange Offers in exchange for Old Debentures may be offered for resale, resold, and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such New Debentures directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company (within the meaning of Rule 405 under the Securities Act)) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Debentures in such holder's ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Debentures. Holders of Old Debentures wishing to accept any or all of the Exchange Offers must represent to the Company that such conditions have been met.

  Each broker-dealer that receives New Debentures for its own account pursuant to any or all of the Exchange Offers must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter," within the meaning of the Securities Act, in connection with the resale of New Debentures received in exchange for Old Debentures where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  The Company believes that none of the registered holders of the Old Debentures is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company. The Company has not entered into any arrangement or understanding with any person to distribute the New Debentures to be received in the Exchange Offers, and to the best of the Company's information and belief, each person participating in any or all of the Exchange Offers is acquiring the New Debentures in the ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Debentures to be received in any or all of the Exchange Offers.

  The Company will not receive any proceeds from the Exchange Offers. The Company has agreed to bear the expenses of the Exchange Offers. No underwriter is being used in connection with the Exchange Offers.

                             AVAILABLE INFORMATION

  The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048), and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of these materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where the Company's common stock is listed.

  This Prospectus constitutes a part of a Registration Statement on Form S-4, as amended (the "Registration Statement"), filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Debentures. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's Annual Report on Form 10-K for the fiscal year ended December 27, 1996, the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 1997 and the Company's Current Report on Form 8-K dated May 23, 1997, have been filed by the Company with the Commission and are incorporated herein by reference. In addition, there is incorporated herein by reference the CSX/NSC Agreement (as defined herein), which has been filed by the Company with the Commission as an exhibit to Amendment No. 24 to the Company's Tender Offer Statement on Schedule 14D-1, filed on April 11, 1997.

  All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Prospectus and prior to the termination of any offering of securities made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus. As used herein, the terms "Prospectus" and "herein" mean this Prospectus, including the documents incorporated or deemed incorporated by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete and are qualified in all respects by reference to all of the provisions of such contract or other document.

  The Company will furnish without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents described above that are incorporated by reference herein other than exhibits to such documents which are not specifically incorporated by reference in such documents. Written or telephone requests should be directed to: Alan A. Rudnick, Vice President--General

Counsel and Corporate Secretary, CSX Corporation, One James Center, 901 East Cary Street, Richmond, Virginia 23219, telephone number (804) 782-1400.

  IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE
MADE BY      , 1997.

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus or incorporated herein by reference.

                                  THE EXCHANGE

THE EXCHANGE OFFERS.............  The Company is offering to exchange $1,000 principal amount of New 2002 Debentures, New
                                  2004 Debentures, New 2007 Debentures, New
                                  2017 Debentures, New 7.95% 2027 Debentures,
                                  New 6.95% 2027 Debentures, New 7.25% 2027 De-
                                  bentures, and New 2032 Debentures, respec-tively, for each $1,000 principal amount of Old 2002 Debentures, Old 2004 Debentures, Old 2007 Debentures, Old 2017 Debentures, Old 7.95% 2027 Debentures, Old 6.95% 2027 Deben-
                                  tures, Old 7.25% 2027 Debentures, and Old
                                  2032 Debentures, respectively, that are prop-erly tendered and accepted. The Company will issue the New 2002 Debentures, New 2004 De-bentures, New 2007 Debentures, New 2017 De-bentures, New 7.95% 2027 Debentures, New 6.95% 2027 Debentures, New 7.25% 2027 Deben-
                                  tures, and New 2032 Debentures on or promptly after the Expiration Date. There is $350,000,000 aggregate principal amount of the Old 2002 Debentures outstanding, $300,000,000 aggregate principal amount of the Old 2004 Debentures outstanding, $450,000,000 aggregate principal amount of the Old 2007 Debentures outstanding, $400,000,000 aggregate principal amount of the Old 2017 Debentures outstanding, $500,000,000 aggregate principal amount of the Old 7.95% 2027 Debentures outstanding, $100,000,000 aggregate principal amount of the Old 6.95% 2027 Debentures outstanding, $250,000,000 aggregate principal amount of the Old 7.25% 2027 Debentures outstanding, and $150,000,000 aggregate principal amount of the Old 2032 Debentures outstanding. See "The Exchange Offers."

                                  Based on an interpretation of the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Debentures issued pursuant to the Exchange Offers in exchange for Old Deben-tures may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchases such New Debentures directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder which is an "affili-ate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospec-tus delivery provisions of the Securities Act, provided that such New Debentures are acquired in the ordinary course of such hold-er's business and that such holder has no ar-rangement or understanding with any person to participate in the distribution of such New Debentures. In the event that the Company's belief is in-accurate, holders of New Debentures who transfer New Debentures in violation of the prospectus delivery provisions of the Securi-ties Act and without an exemption from regis-tration thereunder may incur liability there-under. The Company does not assume, or indem-nify holders against, such liability. The Ex-change Offers are not being made to, nor will the Company accept surrenders for exchange from, holders of Old Debentures (i) in any jurisdiction in which the Exchange Offers or the acceptance thereof would not be in com-pliance with the securities or blue sky laws of such jurisdiction or (ii) if any holder is engaged or intends to engage in a distribu-tion of New Debentures. Each broker-dealer that receives New Debentures for its own ac-count in exchange for Old Debentures, where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Debentures. See "Plan of Distribution."

EXPIRATION DATE.................  The Exchange Offers will expire at 5:00 p.m.,
                                  New York City time, on    , 1997, unless any
                                  or all Exchange Offers are extended, in which case the term "Expiration Date" shall mean, with respect to each Exchange Offer, the lat-est date and time to which such Exchange Of-fer is extended. The Company will accept for exchange any and all Old Debentures which are properly tendered in the Exchange Offers prior to 5:00 p.m., New York City time, on the Expiration Date. The New Debentures is-sued pursuant to the Exchange Offers will be delivered on or promptly after the Expiration Date.
CONDITIONS TO THE EXCHANGE
 OFFERS.........................  The Exchange Offers are not conditioned on any minimum principal amount of Old Deben-tures being tendered for exchange. The Com-pany may terminate the Exchange Offers if it determines that its ability to proceed with any or all of the Exchange Offers could be materially impaired due to any legal or gov-ernmental action, any new law, statute, rule or regulation, any interpretation by the staff of the Commission of any existing law, statute, rule or regulation or the failure to obtain any necessary approvals of governmen-tal agencies or holders of the Old Deben-tures. The Company does not expect any of the foregoing conditions to occur, although there can be no assurances any such conditions will not occur. The Exchange Offers are subject to certain other customary conditions, each of which may be waived by the Company. See "The Exchange Offers--Certain Conditions to the Exchange Offers."

PROCEDURES FOR TENDERING OLD
 DEBENTURES.....................  Each holder of Old Debentures wishing to ac-
                                  cept any or all of the Exchange Offers must complete, sign and date the Letter of Trans-mittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, to-gether with such Old Debentures and any other required documentation to The Chase Manhattan Bank, as Exchange Agent, at the address set forth herein. By executing the Letter of Transmittal or by transmitting an Agent's Message (as defined below) in lieu thereof, each holder will represent to the Company that, among other things, the New Debentures acquired pursuant to the Exchange Offers are being obtained in the ordinary course of business of the person receiving such New De-bentures, such person does not have an ar-rangement or understanding with any person to participate in the distribution of such New Debentures and that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-en-try transfer, including an Agent's Message in lieu of a Letter of Transmittal.

BENEFICIAL OWNERS...............  Any beneficial owner whose Old Debentures are registered in the name of a broker, dealer,
                                  commercial bank, trust company or other nomi-nee and who wishes to tender such Old Deben-tures in any or all of the Exchange Offers should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Debentures, either make appropriate ar-rangements to register ownership of the Old Debentures in such owner's name or obtain a properly completed bond power from the regis-tered holder. The transfer of registered own-ership may take considerable time and may not be able to be completed prior to the Expira-tion Date.
GUARANTEED DELIVERY
 PROCEDURES.....................  Holders of Old Debentures who wish to tender their Old Debentures and who cannot deliver their Old Debentures or the Letter of Trans-mittal to The Chase Manhattan Bank, as Ex-change Agent, prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, must tender their Old Debentures according to the guaranteed delivery procedures set forth in "The Exchange Offers--Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS...............  Tenders of Old Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

CERTAIN FEDERAL INCOME TAX
 CONSEQUENCES...................  For a discussion of certain federal income tax consequences relating to the exchange of New Debentures for Old Debentures, see "Cer-tain Federal Income Tax Consequences of Par-ticipation in the Exchange Offers."

EXCHANGE AGENT..................  The Chase Manhattan Bank is the Exchange
                                  Agent. Its telephone number is (212) 946-
                                  3068. The address of the Exchange Agent is set forth in "The Exchange Offers--Exchange Agent." The Chase Manhattan Bank also serves as trustee under the Indenture.

SHELF REGISTRATION STATEMENT....  Under certain circumstances described in the
                                  Registration Rights Agreement (as defined be-low), certain holders of Debentures (includ-ing holders who are not permitted to partici-pate in the Exchange Offers or who may not freely resell New Debentures received in the Exchange Offers) may require the Company to file, and use its best efforts to cause to become effective, a shelf registration state-ment (the "Shelf Registration Statement") un-der the Securities Act, which would cover re-sales of Debentures by such holders. See "De-scription of the New Debentures--Registration Rights Agreement."

                   SUMMARY DESCRIPTION OF THE NEW DEBENTURES

  The terms of the New Debentures and the Old Debentures are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Debentures. Whenever defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. In the event that (i) by November 2, 1997 (or November 4, 1997 with respect to the Old 2032 Debentures), neither the Registration Statement of which this Prospectus is a part (sometimes referred to herein as the "Exchange Offer Registration Statement") is declared effective nor (if the Exchange Offers are not permitted as described above) the Shelf Registration Statement is filed with the Commission, or (ii) by December 2, 1997 (or December 4, 1997 with respect to the Old 2032 Debentures) , one or more of the Exchange Offers with respect to any series of Debentures is not consummated or the Shelf Registration Statement is not declared effective with respect thereto (each such event referred to in clauses (i) or (ii), a "Registration Default"), interest will accrue on the applicable Old Debentures (in addition to stated interest on such Old Debentures) from and including the next day following each such Registration Default. In each case such additional interest (the "Special Interest") will be payable in cash semiannually in arrears each May 1 and November 1, at a rate per annum equal to 0.25% of the principal amount of such Old Debentures for each such Registration Default. The aggregate amount of Special Interest payable pursuant to the above provisions will in no event exceed 0.25% per annum of the principal amount of such Old Debentures. Upon (a) the effectiveness of the Exchange Offer Registration Statement or the filing of the Shelf Registration Statement after the date set forth in clause (i) above or (b) the consummation of the Exchange Offer for such Old Debentures or the effectiveness of a Shelf Registration Statement, as the case may be, after the date set forth in clause (ii) above, the Special Interest payable on such Old Debentures as a result of the applicable Registration Default will cease to accrue.

  The New Debentures will bear interest from the most recent date to which interest has been paid on the Old Debentures or, if no interest has been paid on the Old Debentures, from May 1, 1997. Accordingly, registered holders of New Debentures on the relevant record date for the first interest payment date following the consummation of the Exchange Offers will receive interest accruing from the most recent date to which interest has been paid on the Old Debentures or, if no interest has been paid, from May 1, 1997. Old Debentures accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offers. Holders whose Old Debentures are accepted for exchange will not receive any payment in respect of interest on such Old Debentures otherwise payable on any interest payment date, the record date for which occurs on or after consummation of the Exchange Offers.

                               THE NEW DEBENTURES

NEW DEBENTURES OFFERED..........  $350,000,000 principal amount of 7.05% Deben-
                                  tures Due 2002, $300,000,000 principal amount of 7.25% Debentures Due 2004, $450,000,000 principal amount of 7.45% Debentures Due
                                  2007, $400,000,000 principal amount of 7.90%
                                  Debentures Due 2017, $500,000,000 principal amount of 7.95% Debentures Due 2027, $100,000,000 principal amount of 6.95% Deben-tures Due 2027, $250,000,000 principal amount of 7.25% Debentures Due 2027 and $150,000,000 principal amount of 8.30% Debentures Due
                                  2032.

MATURITY........................  The New 2002 Debentures will mature on May 1,
                                  2002, the New 2004 Debentures will mature on May 1, 2004, the New 2007 Debentures will ma-ture on May 1, 2007, the New 2017 Debentures will mature on May 1, 2017, the New 7.95% 2027 Debentures will mature on May 1, 2027, the New 6.95% 2027 Debentures will mature on May 1, 2027, the New 7.25% 2027 Debentures will mature on May 1, 2027, and the New 2032 Debentures will mature on May 1, 2032.

INTEREST PAYMENT DATES..........  Interest on the New Debentures is payable semiannually on each May 1 and November 1, commencing November 1, 1997.

REDEMPTION......................  The New 2032 Debentures will not be redeem-
                                  able prior to May 1, 2007. On and after that date, the New 2032 Debentures will be redeem-able at the option of the Company, as a whole or in part, at any time on at least 30 days' notice, at the respective prices indicated herein. None of the other series of New De-bentures will be redeemable prior to maturi-ty. See "Description of the New Debentures-- Redemption."

PURCHASE AT OPTION OF HOLDER....  Each holder of the New 6.95% 2027 Debentures may require the Company to repurchase all or a portion of such series owned by such holder on May 1, 2002 at a purchase price equal to 100% of the principal amount thereof plus ac-crued interest. Each holder of the New 7.25% 2027 Debentures may require the Company to repurchase all or a portion of such series owned by such holder on May 1, 2005 at a pur-chase price equal to 100% of the principal amount thereof plus accrued interest. No such repur-chase right will be available to holders of the other series of New Debentures. See "De-scription of New Debentures--Purchase at Op-tion of Holder."

RANKING.........................  The New Debentures will be senior securities of the Company, ranking pari passu with all other unsubordinated and unsecured indebted-ness of the Company.

                                 RISK FACTORS

  Holders of Old Debentures should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD DEBENTURES

  The Old Debentures have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions. Old Debentures which remain outstanding after consummation of the Exchange Offers will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offers, holders of Old Debentures which remain outstanding will not be entitled to any rights to have such Old Debentures registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to certain limited exceptions as described herein). See "Description of the New Debentures--Registration Rights Agreement." The Company does not intend to register under the Securities Act any Old Debentures which remain outstanding after consummation of the Exchange Offers (subject to such limited exceptions, if applicable). To the extent that Old Debentures are tendered and accepted in the Exchange Offers, a holder's ability to sell untendered Old Debentures could be adversely affected. See "The Exchange Offers--Consequences of Failure to Exchange Old Debentures."

ABSENCE OF PUBLIC MARKET

  The Old Debentures were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. The Old Debentures have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for the New Debentures. Although the New Debentures will generally be permitted to be resold or otherwise transferred by the holders (who are not affiliates of the Company) without compliance with the registration requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. Any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offers. Accordingly, no assurance can be given that an active public or other market will develop for the New Debentures or the Old Debentures or as to the liquidity of or the trading market for the New Debentures or the Old Debentures. If an active public market does not develop, the market price and liquidity of the New Debentures may be adversely affected.

  If a public trading market for the New Debentures develops, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the New Debentures may trade at a discount.

  Notwithstanding the registration of the New Debentures in the Exchange Offers, holders who are "affiliates" (as defined under Rule 405 of the Securities Act) of the Company may publicly offer for sale or resell the New Debentures only in compliance with the provisions of Rule 144 under the Securities Act.

  Each broker-dealer that receives New Debentures for its own account in exchange for Old Debentures, where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. See "Plan of Distribution."

EXCHANGE OFFER PROCEDURES

  Unless tenders are made by book-entry transfer, issuance of the New Debentures in exchange for Old Debentures pursuant to the Exchange Offers will be made only after timely receipt by the Exchange Agent of such Old Debentures, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Debentures desiring to tender such Old Debentures in exchange for New Debentures should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to the tenders of Old Debentures for exchange.

                                  THE COMPANY

  The Company is an international transportation company with operations in the following business units: CSX Transportation, Inc. ("CSXT"), Sea-Land Service, Inc. ("Sea-Land"), American Commercial Lines, Inc. ("ACL"), CSX Intermodal, Inc. ("CSXI"), Customized Transportation, Inc. ("CTI") and non-transportation businesses. In 1996, the Company generated approximately $10.5 billion of operating revenue and $1.5 billion of operating income.

  CSXT is an eastern Class I freight railroad, providing rail freight transportation and distribution services over 18,504 route miles of track in 20 states in the East, Midwest and South of the United States and in the Province of Ontario, Canada. In 1996, CSXT accounted for 47% of the total operating revenue and 74% of the operating income of CSX.

  Sea-Land is a worldwide leader in container-shipping transportation and logistics services. Sea-Land operates 28 preferential and exclusive marine terminal facilities across its global network. In addition, Sea-Land operates a fleet of 99 container ships and approximately 208,000 containers in United States and foreign trade and serves 120 ports. In 1996, Sea-Land accounted for 38% of the total operating revenue and 21% of the operating income of CSX.

  ACL is the nation's leader in barge transportation, operating 137 towboats and more than 3,700 barges on both United States and South American waterways. In 1996, ACL accounted for 6% of the total operating revenue and 7% of the operating income of CSX.

  CSXI provides transcontinental intermodal transportation services and operates a network of dedicated intermodal facilities across North America. In 1996, CSXI contributed 6% of the total operating revenue and 2% of the operating income of CSX.

  CTI is a provider of contract logistics, distribution, warehousing, assembly and just-in-time delivery services. In 1996, CTI provided 3% of the total operating revenue and 1% of the operating income of CSX.

  Non-Transportation: Resort holdings include the Mobil Five-Star and AAA Five-Diamond rated hotel, The Greenbrier in White Sulphur Springs, West Virginia, and the Grand Teton Lodge Company in Moran, Wyoming. CSX Real Property, Inc. is responsible for sales, leasing and development of CSX-owned properties. CSX holds a majority interest in Yukon Pacific Corporation, which is promoting construction of the Trans-Alaska Gas System to transport Alaska's North Slope natural gas to Valdez for export to Asian markets.

  The Company was incorporated in Virginia in 1978. The Company's principal executive offices are located at One James Center, 901 East Cary Street, Richmond, Virginia 23219 (telephone 804-782-1400). Unless the context indicates otherwise, references herein to the Company or CSX are to CSX Corporation and its consolidated subsidiaries.

JOINT CSX/NSC ACQUISITION OF CONRAIL

 CSX/NSC Agreement

  On April 8, 1997, the Company and Norfolk Southern Corporation, a Virginia corporation ("NSC"), entered into an agreement (the "CSX/NSC Agreement") providing for their joint acquisition of Conrail Inc., a

Pennsylvania corporation ("Conrail"), and the division of Conrail's routes and other assets. Conrail is a holding company of which the principal subsidiary is Consolidated Rail Corporation, a Class I freight railroad that operates approximately 10,500 route miles in the Northeast and Midwest of the United States and the Province of Quebec, Canada, and which possesses superior access to certain major northeast markets, including the New York and Boston metropolitan areas. NSC owns an eastern Class I freight railroad, Norfolk Southern Railway Company.

  Under the CSX/NSC Agreement, the Company and NSC acquired all outstanding shares of Conrail not already owned by them (the "Shares") for $115 in cash per Share through a jointly owned acquisition entity (the "Acquisition Entity"). Each of the Company and NSC possesses 50% of the voting and management rights of the Acquisition Entity, and non-voting equity is apportioned between the parties to achieve overall economic allocations of 42% for CSX and 58% for NSC (their respective "Percentages"). Following approval by the Surface Transportation Board (the "STB") as described below, Conrail's assets will be segregated within Conrail, and the Company and NSC will each benefit from the operation of a specified portion of the Conrail routes and other assets through the use of various operating arrangements, and certain Conrail assets will be operated for the joint benefit of the Company and NSC.

  Acquisition of most of the Conrail Shares was effected under a tender offer, initiated by the Company in December 1996 and amended in April 1997 to include NSC as a co-bidder (the "Joint Tender Offer"), which closed in May 1997. Shortly thereafter, Conrail was merged with a wholly-owned subsidiary of the Acquisition Entity and all remaining Conrail Shares not tendered were converted into the right to receive $115 in cash per share. The aggregate cost of the Joint Tender Offer, the merger and the shares of Conrail already acquired by the Company and NSC was approximately $9.9 billion. Pursuant to the CSX/NSC Agreement, the Company has paid 42%, or approximately $4.2 billion, and NSC has paid 58%, or approximately $5.7 billion, of such cost. These totals include approximately $2.0 billion spent by the Company and $1.0 billion spent by NSC to acquire approximately 30%, in the aggregate, of Conrail's shares prior to the Joint Tender Offer. Including its capitalized transaction costs, the Company's aggregate purchase price was approximately $4.3 billion.

  Conrail Shares purchased in the Joint Tender Offer and the merger, together with all Conrail shares previously purchased by the Company and NSC, have been deposited into a voting trust pending STB approval of the joint acquisition, control and division of Conrail by the Company and NSC. Furthermore, by entering into the CSX/NSC Agreement, the Company is obligated under the Pennsylvania anti-takeover laws to purchase any Conrail Shares "put" to the Company in accordance with the procedures of such laws for at least $115 per share in cash.

 Joint CSX/NSC STB Application

  The exercise of control over Conrail by the Company and NSC remains subject to a number of conditions and approvals, including approval by the STB, which has the authority to modify contract terms and impose additional conditions, including with respect to divestitures, grants of trackage rights and other terms of continuing operations. The Company and NSC intend to file a joint application with the STB in June 1997 for control and division of Conrail and for such other matters as may be required to be approved by the STB. The joint STB application will address traffic flows, operations and related matters; will outline the capital investments each company plans to make in new connections and facilities and to increase capacity on critical routes; and will detail operating savings and other public benefits resulting from the transaction. The application also will contain certain historical and pro forma financial information required by the STB. The STB has issued a scheduling order that provides for issuance of a final STB decision no later than 350 days after the Company and NSC file their joint application. No assurance can be given with respect to the receipt of STB approval or the modifications or conditions that may be imposed in connection therewith.

 Proposed Division of Conrail Routes

  Until the date the Company and NSC are permitted by the STB to assume control over Conrail (the "Control Date"), Conrail will continue to be managed by its current Board of Directors and management. After the Control Date, Conrail will segregate its assets primarily into two groups to facilitate their separate operation pursuant to leasing, operating, partnership or other similar arrangements. The remaining assets and liabilities of Conrail, including joint facilities, generally will either be shared or allocated ratably between the Company and NSC according to their Percentages. In arriving at the proposed division of Conrail and their Percentages, the Company and NSC negotiated with a view toward producing the best fits with their existing systems and optimizing service to their respective customers. The maps reprinted on the front inside cover and back inside cover of this Prospectus show, respectively, the proposed post-Transaction (as defined below) CSXT route system and the approximate division of Conrail's routes as contemplated by the CSX/NSC Agreement. These maps are included for illustrative purposes only and are qualified in their entirety by reference to the CSX/NSC Agreement. See "Incorporation of Certain Documents by Reference."

  The acquisition by the Company of the Conrail Shares and the right to use the assets allocated to or shared by the Company pursuant to the CSX/NSC Agreement and the liabilities allocated to or shared by it pursuant to the CSX/NSC Agreement will be referred to in this Prospectus as the "Transaction." Many of the terms of the Transaction will be detailed in further definitive documentation that is currently being negotiated between CSX and NSC (the "Definitive Documentation").

  For additional information regarding the Transaction and the CSX/NSC Agreement, reference is made to the Company's Tender Offer Statement on
Schedule 14D-1, together with exhibits thereto, initially filed with the Commission on December 6, 1996, as amended.

 Financing Arrangements

  The Company spent approximately $2.2 billion to purchase its portion of the outstanding Shares pursuant to the Joint Tender Offer and the merger. The Company previously paid approximately $2 billion to acquire about 20% of Conrail's shares in November 1996. At that time, the Company arranged a five-year $4.8 billion bank credit facility (the "Credit Agreement") to finance an acquisition of Conrail and to meet general working capital needs. The Company used the majority of the net proceeds from the sale of the Old Debentures to finance the balance of its contribution under the Joint Tender Offer and the merger. On May 6, 1997, in connection with the consummation of the sale of Old Debentures, the Company reduced by $2.3 billion the lenders' commitments under the Credit Agreement. See "Capitalization."

  Such financings have resulted in the Company's having outstanding a combination of long-term debt with staggered maturities and commercial paper. The Company expects its long-term debt levels (including the Company's portion of Conrail debt) to peak in 1998 at approximately $6.8 billion, with related interest charges (including interest payments on the Company's portion of Conrail debt) to peak at approximately $520.0 million. While the Definitive Documentation is not complete, the Company and NSC contemplate that payments to Conrail under operating or similar arrangements and through capital contributions to the Acquisition Entity will be sufficient to pay obligations on Conrail's outstanding debt instruments in accordance with their terms, or to refinance such obligations, as appropriate. The Company and NSC have agreed in the CSX/NSC Agreement that such debt will be shared ratably according to their Percentages.

BENEFITS OF THE TRANSACTION

 Broadest Geographic Network in Eastern United States

  The Transaction will significantly enhance the Company's position as a leading global transportation company. The Company will remain the largest railroad in the eastern United States and become the third largest railroad in the nation, measured in terms of route miles and ton-miles. The Company, as a result of the Transaction, will be adding approximately 3,500 route miles, or 19%, to its rail network, and sharing with NSC approximately 1,200 additional route miles. The Company will have approximately 22,000 route miles in 22 states, the District of Columbia and the Provinces of Ontario and Quebec, Canada, and will provide direct access to virtually every major metropolitan area east of the Mississippi River and to eleven of the largest east coast and gulf ports.

 Enhanced Operating Efficiencies and Revenue Growth

  Management expects the integration of Conrail operations resulting from the Transaction to add approximately $1.6 billion, or 15%, to the Company's annual revenue beginning in the first twelve months following the Control Date. Management believes that the Transaction will also result in growth of the Company's rail revenue base through expansion of single-line service and the Company's ability to compete more effectively on certain routes along which large quantities of goods are now transported by truck. Single-line service is preferred by shippers over joint-line service because of lower transaction costs, reduced delays, less damage from interchange operations and single-carrier accountability. The addition of Conrail lines to the Company's rail network also will improve operational efficiency through better asset utilization. Optimization of train sizes, increased length of haul, improved backhauls, shorter routes to many destinations and fewer empty movements are all expected to produce cost reductions for the combined rail network. Other significant savings will be achieved through the realization of economies of scale, rationalization of administrative and other overhead expenses and consolidation of duplicative facilities.

 Financial Effects

  The Company expects that the benefits from the Transaction will begin to build from the Control Date and should be largely realized within a three-year period thereafter. Therefore, for the purposes of the following discussion, Year 1, Year 2 and Year 3 correspond to the three consecutive 12-month periods following the Control Date. Based on joint efforts of the Company and Conrail to identify potential cost savings, management currently estimates that the Transaction will lead to quantifiable pretax benefits from increased traffic and cost efficiencies of approximately $75 million, $170 million and $240 million annually in Years 1, 2 and 3, respectively, compared to the separate operation of the Company and its share of Conrail. These benefits include estimated incremental operating income of $25 million, $54 million and $75 million expected through increased traffic in Years 1, 2 and 3, respectively. The remaining pretax benefits will be in the form of operating cost savings, with $50 million, $116 million and $165 million expected to be realized in Years 1, 2 and 3, respectively. Further, management expects a reduction in the requirement for annual capital expenditures of approximately $12 million, $28 million and $40 million in Years 1, 2 and 3, respectively. Management estimates that the Company will, in Years 1 and 2, incur one-time transition capital expenditures in connection with the integration of operations. Those are expected to be $310 million in Year 1 and $178 million in Year 2. The Company is continuing to evaluate the foregoing estimates, some or all of which may be refined in the joint application to be filed with the STB.


  The overall purchase price, including transaction costs, paid by the Company is expected to exceed the historical net book value of the Company's share of the underlying Conrail assets by approximately $2.9 billion. Although purchase accounting adjustments will not be finalized until the Transaction is completed, a substantial portion of the excess purchase price is expected to be allocated to specific net assets and amortized over the remaining useful lives of those assets. The remainder of the excess purchase price will be allocated to goodwill and amortized over 40 years.

  Because of the time required to obtain necessary regulatory and other approvals, the Company does not expect integrated operations to have a significant effect on operating and financial results prior to fiscal 1998. The primary impact of the proposed Transaction on net earnings prior to the integration of operations is likely to be the after-tax effect of the Company's share of Conrail's net earnings, reported under the equity method of accounting, less amortization of the excess purchase price and interest on debt incurred to acquire Conrail shares. Net cash flow prior to operational integration is expected to be reduced by interest payments on such debt. The average interest rate in 1996 on debt incurred to acquire Conrail shares was approximately 5.6%. The degree of negative impact on net earnings or net cash flow during 1997 will be significantly affected by the net earnings reported by Conrail and the average interest rate and timing of interest payments on the related debt.

  THE ABOVE ESTIMATES AND FORECASTS ARE BASED UPON NUMEROUS ESTIMATES AND ASSUMPTIONS ABOUT COMPLEX ECONOMIC AND OPERATING FACTORS WITH RESPECT TO

INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS THAT CANNOT BE PREDICTED ACCURATELY AND THAT ARE SUBJECT TO CONTINGENCIES OVER WHICH THE COMPANY HAS NO CONTROL. SUCH FORWARD LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD LOOKING STATEMENTS. CERTAIN OF THOSE RISKS, UNCERTAINTIES AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE: (A) FUTURE ECONOMIC CONDITIONS IN THE MARKETS IN WHICH THE COMPANY AND CONRAIL OPERATE; (B) FINANCIAL MARKET CONDITIONS; (C) INFLATION RATES; (D) CHANGING COMPETITION; (E) CHANGES IN THE REGULATORY CLIMATE IN THE UNITED STATES RAILROAD INDUSTRY; (F) THE ABILITY TO ELIMINATE DUPLICATIVE ADMINISTRATIVE FUNCTIONS; AND (G) ADVERSE CHANGES IN APPLICABLE LAWS, REGULATIONS OR RULES GOVERNING ENVIRONMENTAL, TAX OR ACCOUNTING MATTERS. THESE FORWARD LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS PROSPECTUS. THE COMPANY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO DISSEMINATE ANY UPDATES OR REVISIONS TO ANY FORWARD LOOKING STATEMENT CONTAINED HEREIN TO REFLECT ANY CHANGE IN THE COMPANY'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the Exchange Offers. On May 6, 1997, the Company issued $350,000,000 principal amount of Old 2002 Debentures, $300,000,000 principal amount of Old 2004 Debentures, $450,000,000 principal amount of Old 2007 Debentures, $400,000,000 principal amount of Old 2017 Debentures, $500,000,000 principal amount of Old 7.95% 2027 Debentures, $100,000,000 principal amount of Old 6.95% 2027 Debentures and $250,000,000 principal amount of Old 7.25% 2027 Debentures, and on May 8, 1996 the Company issued $150,000,000 principal amount of Old 2032 Debentures (together, the "Offering"). The Old Debentures were sold by the Company to Salomon Brothers Inc, Credit Suisse First Boston Corporation, Chase Securities Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and NationsBanc Capital Markets, Inc. (the "Initial Purchasers") and were in turn sold by the Initial Purchasers to a limited number of qualified institutional buyers and accredited investors pursuant to Rule 144A and Regulation D, respectively, under the Securities Act and exemptions from applicable state securities laws, and the Offering was not subject to the registration requirements of the Securities Act and applicable state securities laws. The net proceeds from the sale of the Old Debentures sold in the Offering primarily were used to fund a portion of the Company's obligations under the CSX/NSC Agreement, including the purchase of Conrail Shares pursuant to the Joint Tender Offer and the merger. The balance of the net proceeds were used for general corporate purposes, including, without limitation, repayment of borrowings, working capital and capital expenditures. See "The Company--Joint CSX/NSC Acquisition of Conrail."

                                CAPITALIZATION

  The following table sets forth (i) the unaudited historical consolidated capitalization of the Company as of March 28, 1997, (ii) the adjustment to give effect to the issuance of the Old Debentures on May 6 and May 8, 1997, and (iii) the pro forma consolidated capitalization after such adjustment. For additional information as to the capitalization of the Company, see "Selected Historical Financial Data for the Company" contained herein and Management's Discussion and Analysis of Results of Operations and Financial Condition and the consolidated financial statements of the Company and the related notes thereto in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 1997 and its Annual Report on Form 10-K for the fiscal year ended December 27, 1996 incorporated herein by reference.

                                                     AS OF MARCH 28, 1997
                                                -------------------------------
                                                HISTORICAL ADJUSTMENT PRO FORMA
                                                ---------- ---------- ---------
                                                     (DOLLARS IN MILLIONS,
                                                    EXCEPT PER SHARE DATA)
                                                          (UNAUDITED)
LONG-TERM DEBT
  Commercial paper (1).........................   $2,300     $ (300)   $ 2,000
  Notes payable................................      483                   483
  Debentures...................................      649      2,500      3,149
  Equipment obligations........................      709                   709
  Mortgage bonds...............................       76                    76
  Other obligations, including capital leases..      169                   169
  Current maturities of long-term debt.........     (143)                 (143)
                                                  ------     ------    -------
    Total long-term debt.......................    4,243      2,200      6,443
SHAREHOLDERS' EQUITY
  Common stock, $1 par value (300,000,000
   shares authorized, 217,662,928 shares issued
   and outstanding)............................      218                   218
  Other capital................................    1,470                 1,470
  Retained earnings............................    3,546                 3,546
  Minimum pension liability....................     (107)                 (107)
                                                  ------               -------
    Total shareholders' equity.................    5,127                 5,127
                                                  ------     ------    -------
    Total capitalization.......................   $9,370     $2,200    $11,570
                                                  ======     ======    =======
TOTAL LONG-TERM DEBT TO TOTAL CAPITALIZATION...       45%                   56%
                                                  ======               =======

--------
(1) Commercial paper borrowings of $2.3 billion, including approximately $2.0 billion incurred to acquire a 19.9% investment in Conrail, were classified as long-term debt at March 28, 1997 based on the Company's ability and intent to maintain this debt outstanding for more than one year. Approximately $2.2 billion of the proceeds from the issuance of the Old Debentures was used to fund the Company's obligation under the Joint Tender Offer and the merger, and the remaining $300 million was used to reduce long-term commercial paper borrowings.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                         AND SELECTED FINANCIAL RATIO

  The Company's consolidated ratio of earnings to fixed charges and ratio of total long-term debt to total capitalization for each of the fiscal periods indicated are as follows:

                          FOR THE FISCAL
                          QUARTERS ENDED            FOR THE FISCAL YEARS ENDED
                         ----------------- --------------------------------------------
                         MAR. 28, MAR. 29, DEC. 27, DEC. 29, DEC. 30, DEC. 31, DEC. 31,
                           1997     1996     1996   1995 (B)   1994   1993 (C) 1992 (D)
                         -------- -------- -------- -------- -------- -------- --------
Ratio of earnings to
 fixed charges (a)......   2.8x     3.1x     4.0x     3.2x     3.1x     2.3x     1.0x
Total long-term debt to
 total capitalization...    45%      34%      46%      34%      41%      50%      52%

--------
(a) For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings (loss) before income taxes plus interest expense on indebtedness, amortization of debt discount, the interest portion of fixed rent expense, undistributed earnings of unconsolidated subsidiaries and minority interest expense. Fixed charges include interest on indebtedness (whether expensed or capitalized), amortization of debt discount and the interest portion of fixed rent expense.
(b) Operating income includes a charge of $257 million to recognize the estimated costs of initiatives to revise, restructure and consolidate specific operations and administrative functions at the Company's rail and container-shipping units. Excluding the impact of the charge, the ratio of earnings to fixed charges would have been 3.7x.
(c) Operating income includes a charge of $93 million to recognize the estimated costs of restructuring certain operations and functions at the Company's container-shipping unit. Excluding the impact of the charge, the ratio of earnings to fixed charges would have been 2.5x.
(d) Operating income includes a charge of $699 million to recognize the estimated costs of buying out certain trip-based compensation elements paid to train crews at the Company's rail unit. Excluding the impact of the charge, the ratio of earnings to fixed charges would have been 2.5x.

              SELECTED HISTORICAL FINANCIAL DATA FOR THE COMPANY

  The selected financial data presented below for the fiscal quarters ended March 28, 1997 and March 29, 1996 and the fiscal years ended December 27, 1996, December 29, 1995, December 30, 1994, December 31, 1993 and December 31, 1992 and as of the end of each such fiscal period is derived from the consolidated financial statements of the Company and should be read in conjunction with the information and consolidated financial statements and related notes and Management's Discussion and Analysis of Results of Operations and Financial Condition in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 1997 and its Annual Report on Form 10-K for the fiscal year ended December 27, 1996, incorporated herein by reference. The consolidated financial statements for the fiscal years ended December 27, 1996, December 29, 1995, December 30, 1994, December 31, 1993 and December 31, 1992 have been audited by Ernst & Young LLP, independent auditors. The consolidated financial statements for the fiscal quarters ended March 28, 1997 and March 29, 1996 are unaudited but, in the opinion of management, include all adjustments necessary for a fair presentation.

                           AS OF OR FOR THE
                         FISCAL QUARTERS ENDED       AS OF OR FOR THE FISCAL YEARS ENDED
                         ----------------------  --------------------------------------------
                          MAR. 28,    MAR. 29,   DEC. 27, DEC. 29, DEC. 30, DEC. 31, DEC. 31,
                            1997        1996       1996     1995     1994     1993     1992
                         ----------  ----------  -------- -------- -------- -------- --------
                                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
  Operating revenue..... $    2,567  $    2,514  $10,536  $10,304  $ 9,409  $ 8,766  $ 8,549
  Operating income......        324         296    1,522    1,126    1,182      881      214
  Net earnings..........        151         146      855      618      652      359       20
PER SHARE DATA
  Net earnings per
   common share......... $     0.70  $     0.69  $  4.00  $  2.94  $  3.12  $  1.73  $  0.10
  Book value............      23.56       20.69    23.04    20.15    17.81    15.27    14.37
  Cash dividends per
   common share.........       0.26        0.26     1.04     .092     0.88     0.79     0.76
BALANCE SHEET DATA
  Total assets.......... $   16,888  $   14,366  $16,965  $14,282  $13,724  $13,420  $13,049
  Total debt, including
   current maturities...      4,673       3,077    4,767    2,856    3,131    3,443    3,459
  Stockholders' equity..      5,127       4,374    4,995    4,242    3,731    3,180    2,975

--------
FISCAL QUARTER ENDED:

Mar. 28, 1997--  The Company incurred net costs before income taxes of $24 million with respect to its investment in Conrail common stock. These net costs, principally interest on debt issued to acquire the investment less dividends received on the stock, reduced net earnings by $16 million, seven cents per share.

FISCAL YEARS ENDED:

Dec. 29, 1995--  Operating income includes a charge of $257 million to recognize the estimated costs of initiatives to revise, restructure and consolidate specific operations and administrative functions at its rail and container-shipping units. The restructuring charge reduced net earnings by $160 million, 76 cents per share. The Company also recognized a net investment gain of $77 million, $51 million after tax, 24 cents per share, on the issuance of an equity interest in a Sea-Land terminal and related operations in Asia and the write-down of various investments.

Dec. 30, 1994--  Net earnings includes an accelerated pretax gain of $69 million, $42 million after tax, 20 cents per share on the satisfaction by the state of Florida of its remaining unfunded obligation issued in 1988 to consummate the purchase of 80 miles of track and right of way.

Dec. 31, 1993--  Operating income includes a charge of $93 million to recognize the estimated costs of restructuring certain operations and functions at the Company's container-shipping unit. The restructuring charge reduced net earnings by $61 million, 30 cents per share. Net earnings also includes charges of $56 million, 26 cents per share, relating to the revision of the Company's estimated annual effective tax rate to reflect the change in the federal statutory income tax rate from 34% to 35%.

Dec. 31, 1992--  Operating income includes a charge of $699 million to recognize the estimated costs of buying out certain trip-based compensation elements paid to train crews. The charge reduced net earnings by $450 million, $2.19 per share.

RESTATEMENT:

Beginning with the quarter ended June 28, 1996, the Company changed its earnings presentation to exclude non-transportation activities from operating revenue and expense. These activities, principally real estate and resort operations, are now included in other income. Amounts for periods prior to June 28, 1996 have been restated to conform to the revised presentation.

All per share data for periods prior to December 21, 1995 have been adjusted for the two- for-one common stock split distributed to shareholders on that date.

                SELECTED HISTORICAL FINANCIAL DATA FOR CONRAIL

  The selected financial data presented below for the quarters ended March 31, 1997 and 1996 and the years ended December 31, 1996, 1995, 1994 and 1993 are derived from the consolidated financial statements of Conrail and its subsidiaries and should be read in conjunction with the information and consolidated statements and related notes and Management's Discussion and Analysis of Results of Operations and Financial Condition contained in Conrail's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and its Annual Report on Form 10-K for the year ended December 31, 1996. Reports on Form 10-K for years prior to 1993 were filed by Consolidated Rail Corporation, Conrail's only significant subsidiary and primary asset for those time periods, and 1992 historical data presented herein are with respect to such corporation.

                         AS OF OR FOR THE QUARTERS
                              ENDED MARCH 31,       AS OF OR FOR THE YEARS ENDED DECEMBER 31,
                         ------------------------- --------------------------------------------
                             1997         1996       1996     1995     1994     1993     1992
                         ------------ ------------ -------- -------- -------- -------- --------
                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
  Revenues.............. $        906 $        889 $  3,714 $  3,686 $  3,733 $  3,453 $  3,345
  Operating income......          116           69      601      456      606      591      534
  Income before
   cumulative effect of
   changes in accounting
   principles...........           61           31      342      264      324      234      282
  Net income............           61           31      342      264      324      160      282
PER SHARE DATA
  Income per common
   share before the
   cumulative effect of
   changes in accounting
   principles:
    Primary............. $       0.74 $       0.36 $   4.25 $   3.19 $   3.90 $   2.74 $   3.28
    Fully diluted.......         0.70         0.35     3.89     2.94     3.56     2.51     2.99
  Net income
    Primary............. $       0.74 $       0.36 $   4.25 $   3.19 $   3.90 $   1.82 $   3.28
    Fully diluted.......         0.70         0.35     3.89     2.94     3.56     1.70     2.99
  Book Value............        38.32        35.42    37.91    35.66    36.69    34.57    34.16
  Cash dividends per
   common share.........        0.475        0.425     1.80     1.60     1.40     1.20     1.00
BALANCE SHEET DATA
  Total assets.......... $      8,470 $      8,432 $  8,402 $  8,424 $  8,322 $  7,948 $  7,315
  Total debt, including
   current maturities...        2,036        2,157    2,105    2,181    2,182    2,184    1,911
  Shareholders' equity..        3,152        2,944    3,107    2,977    2,925    2,784    2,748
RATIO OF EARNINGS TO
 FIXED CHARGES..........         2.5x         1.8x     3.2x     2.5x     3.2x     3.0x     3.3x

QUARTER ENDED MARCH 31,


1997-- Operating income includes merger-related costs of $22 million. These costs reduced net income by $14 million and earnings per share ("EPS") 17 cents on a primary basis and 16 cents on a fully diluted basis.

YEARS ENDED DECEMBER 31,


1996-- Operating income includes a charge of $135 million for voluntary separation programs, which reduced net income by $83 million and EPS $1.07 on a primary basis and 95 cents on a fully diluted basis. Operating income also includes merger-related costs of $16 million, which reduced net income by $10 million and EPS by 13 cents on a primary basis and 11 cents on a fully-diluted basis.


1995-- Operating income includes an asset disposition charge of $285 million for rail lines and other assets written down to estimated net realizable value, which reduced net income by $176 million and EPS $2.24 on a primary basis and $1.98 on a fully diluted basis. Net income also includes a one-time $21 million benefit related to a decrease in a state income tax rate which increased EPS 27 cents on a primary basis and 23 cents on a fully diluted basis.

1994-- Included in operating income is a charge of $84 million ($51 million after tax benefits) for a voluntary early retirement program and related costs. This reduced EPS 64 cents on a primary basis and 57 cents on a fully diluted basis.


1993-- Net income includes charges of $74 million as a result of the adoption of required changes in accounting for income taxes and postretirement benefits other than pensions which reduced EPS 92 cents on a primary basis and 81 cents on a fully diluted basis; $50 million ($80 million before tax benefit of $30 million) for the disposition of a subsidiary which decreased EPS 62 cents on a primary basis and 55 cents on a fully diluted basis; and $34 million for the increase in the federal corporate income tax rate which decreased EPS 42 cents on a primary basis and 37 cents on a fully diluted basis.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  On May 23, 1997, the Joint Tender Offer for the Conrail Shares expired. As a result of the contribution by the Company and NSC of Conrail shares owned by them before the Joint Tender Offer as well as the contribution of funds to complete the Joint Tender Offer and the merger, they have, respectively, a 42 percent and a 58 percent economic interest in the Acquisition Entity which now owns all of the Conrail shares. Such shares are being held in a voting trust pending STB approval. The Company and NSC also each may exercise a 50 percent voting interest in the Acquisition Entity and each has the right to appoint half of that entity's directors and a full-time Co-Chief Executive Officer. Under the CSX/NSC Agreement, subject to STB approval, the Company will operate routes and assets (or rights thereto) that generated approximately 42 percent of Conrail's 1995 revenues.

  The Unaudited Pro Forma Financial Statements included herein present a Condensed Consolidated Statement of Financial Position for the Company as of March 28, 1997, and Condensed Consolidated Statements of Earnings for the fiscal quarter ended March 28, 1997, and the fiscal year ended December 27, 1996. The pro forma financial statements reflect (i) the completion by the Company and NSC of their Joint Tender Offer for the Conrail Shares and the merger at $115 per share through the Acquisition Entity; and (ii) the related borrowings by the Company, including the Debentures.

  These events are reflected in the Pro Forma Condensed Consolidated Statement of Financial Position as if they had occurred on March 28, 1997, and in the Pro Forma Condensed Consolidated Statements of Earnings as if they had occurred at the beginning of the period presented. The financial information for Conrail was based upon its historical financial statements for the quarter ended March 31, 1997, and for the year ended December 31, 1996, as reported in its Form 10-Q and Form 10-K, respectively. Conrail's 1996 results included a special charge of $135 million (pre-tax) for voluntary separation programs.

  The Company is using the equity method of accounting for its interest in Conrail following consummation of the Joint Tender Offer and the merger and continuing as long as the Conrail shares are held in the voting trust--a period that will extend at least until the effective date of the STB's decision approving the transactions contemplated by the CSX/NSC Agreement (if such approval is obtained). In accordance with Accounting Principles Board ("APB") Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock," the excess of the Company's purchase price over the underlying net assets acquired ("Excess") is being amortized. Based on a preliminary analysis of the fair value of the underlying net assets of Conrail, the Company believes a significant portion of the Excess will be allocated to long-lived assets other than goodwill. Further information as to the values of assets and liabilities, as well as specific allocations to the Company or NSC, may affect these preliminary estimates.

  The method of accounting for the investment in Conrail subsequent to dissolution of the voting trust will depend on the final terms of the ownership arrangement between the Company and NSC approved by the STB. Additionally, the ultimate terms of leases, operating partnerships and other arrangements will affect the accounting. It is also expected that some of the assets and operations of Conrail will remain subject to joint control by the Company and NSC and, thus, will continue to be accounted for using the equity method of accounting even after STB approval.

  The unaudited pro forma financial statements do not reflect synergies and, accordingly, do not account for any potential increases in operating income, any estimated cost savings, any adjustments to conform accounting practices or any capital expenditures to be realized or made by either the Company or Conrail to achieve such improvements. THE UNAUDITED PRO FORMA FINANCIAL STATEMENTS ARE PREPARED FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT NECESSARILY INDICATIVE OF THE FINANCIAL POSITION OR RESULTS OF OPERATIONS THAT MIGHT HAVE OCCURRED HAD THE APPLICABLE TRANSACTIONS ACTUALLY TAKEN PLACE ON THE DATE INDICATED, OR OF FUTURE RESULTS OF OPERATIONS OR FINANCIAL POSITION OF THE STANDALONE OR COMBINED ENTITIES.

  The unaudited pro forma financial statements are based on the historical consolidated financial statements of the Company and Conrail and should be read in conjunction with such historical financial statements and the notes thereto.

        PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                              AS OF MARCH 28, 1997
                                   UNAUDITED
                             (DOLLARS IN MILLIONS)

                                                                      PRO FORMA
                                                                       CSX WITH
                                               CSX      PRO FORMA      CONRAIL
                                            HISTORICAL ADJUSTMENTS    INVESTMENT
                                            ---------- -----------    ----------
ASSETS
  Current assets...........................  $ 1,941                   $ 1,941
  Properties--net..........................   11,924                    11,924
  Investment in Conrail....................    1,955     $2,251/(1)/     4,206
  Other long-term assets...................    1,068         50/(1)/     1,118
                                             -------     ------        -------
    Total assets...........................  $16,888     $2,301        $19,189
                                             =======     ======        =======
LIABILITIES
  Current liabilities......................  $ 2,571     $  101/(1)/   $ 2,672
  Long-term debt...........................    4,243      2,200/(1)/     6,443
  Deferred income taxes....................    2,743                     2,743
  Other long-term liabilities..............    2,204                     2,204
                                             -------     ------        -------
    Total liabilities......................   11,761      2,301         14,062
                                             -------     ------        -------
SHAREHOLDERS' EQUITY
  Common stock.............................      218                       218
  Other capital............................    1,470                     1,470
  Retained earnings........................    3,546                     3,546
  Minimum pension liability................     (107)                     (107)
                                             -------     ------        -------
    Total shareholders' equity.............    5,127        --           5,127
                                             -------     ------        -------
    Total liabilities & shareholders' equi-
     ty....................................  $16,888     $2,301        $19,189
                                             =======     ======        =======

      See accompanying Notes to Unaudited Pro Forma Financial Statements.

             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                      FISCAL QUARTER ENDED MARCH 28, 1997
                                   UNAUDITED
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                  PRO FORMA
                                                                   CSX WITH
                                        CSX      PRO FORMA         CONRAIL
                                     HISTORICAL ADJUSTMENTS     INVESTMENT (5)
                                     ---------- -----------     --------------
Operating revenue...................  $  2,567                     $  2,567
Operating expense...................     2,243                        2,243
                                      --------                     --------
Operating income....................       324                          324
Other income (expense)..............        (7)   $    1 /(3)/           (6)
Interest expense....................        84        46 /(2)/          130
                                      --------    ------           --------
Earnings before income taxes........       233       (45)               188
Income tax expense..................        82       (16)/(4)/           66
                                      --------    ------           --------
Net earnings........................  $    151    $  (29)          $    122
                                      ========    ======           ========
Earnings per share..................  $   0.70    $(0.14)          $   0.56
Average common shares outstanding
 (thousands)........................   217,227                      217,227

      See accompanying Notes to Unaudited Pro Forma Financial Statements.

             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                      FISCAL YEAR ENDED DECEMBER 27, 1996
                                   UNAUDITED
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                  PRO FORMA
                                                                   CSX WITH
                                        CSX      PRO FORMA         CONRAIL
                                     HISTORICAL ADJUSTMENTS     INVESTMENT (5)
                                     ---------- -----------     --------------
Operating revenue...................  $10,536                      $10,536
Operating expense...................    9,014                        9,014
                                      -------                      -------
Operating income ...................    1,522                        1,522
Other income........................       43     $   70 /(3)/         113
Interest expense....................      249        285 /(2)/         534
                                      -------     ------           -------
Earnings before income taxes........    1,316       (215)            1,101
Income tax expense..................      461        (96)/(4)/         365
                                      -------     ------           -------
Net earnings........................  $   855     $ (119)          $   736
                                      =======     ======           =======
Earnings per share..................    $4.00     $(0.55)            $3.45
Average common shares outstanding
 (thousands)........................  213,633                      213,633

      See accompanying Notes to Unaudited Pro Forma Financial Statements.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE 1. PRELIMINARY CALCULATION OF PURCHASE PRICE

  Pursuant to the CSX/NSC Agreement, CSX has invested approximately $4.156 billion (including $1.955 billion expended in November 1996, and excluding transaction costs) to acquire, through its ownership interest in Conrail, various Conrail routes and assets or rights thereto. The acquisition was financed with a combination of debentures and commercial paper. The purchase price has been preliminarily calculated as follows:

   Estimated Conrail shares outstanding at May 23, 1997 (000's)......     86,475
   Less: Shares acquired pursuant to CSX's first tender offer (a)....    (17,775)
     Shares acquired pursuant to NSC's first tender offer............     (8,200)
                                                                        --------
     Shares acquired pursuant to Joint Tender Offer and merger.......     60,500
   Joint Tender Offer and merger price per share.....................   $    115
                                                                        --------
     Cost of shares acquired pursuant to Joint Tender Offer and merg-
      er.............................................................   $  6,958
   Plus: Cost of shares acquired pursuant to CSX's first tender offer
    (a)..............................................................      1,955
     Cost of shares acquired pursuant to NSC's first tender offer....        943
     Unexercised Conrail stock options...............................         39
                                                                        --------
      Joint purchase price...........................................      9,895
   CSX's allocation..................................................         42%
                                                                        --------
     Joint purchase price payable by CSX.............................      4,156
   Estimated transaction fees payable by CSX.........................         50
                                                                        --------
   Purchase price payable by CSX, including transaction fees.........      4,206
   Less: Cost of shares held at March 28, 1997.......................     (1,955)
                                                                        --------
   Pro forma adjustment to Conrail investment........................      2,251
   Pro forma adjustment for debt issuance costs......................         50
                                                                        --------
   Pro forma adjustment to debt......................................      2,301
   Less: Current portion of commercial paper.........................       (101)
                                                                        --------
   Pro forma adjustment to long-term debt............................   $  2,200
                                                                        ========

--------
(a) Exclusive of 85,000 shares previously sold by CSX at an average price of $98.983 per share.

NOTE 2. DEBT

  Long-term debt has been increased by $2.2 billion and short-term debt has been increased by $0.1 billion to reflect the net additional borrowing subsequent to March 28, 1997 to finance the Company's purchase price (including transaction fees and debt issuance costs) in excess of the $1.955 billion previously paid. This net additional borrowing is inclusive of the proceeds of the $2.5 billion of Debentures, reduced by net repayments of commercial paper previously outstanding. As a consequence of the Company's first tender offer and its share of the subsequent Joint Tender Offer and merger, short-term and long-term debt of $4.256 billion is outstanding, as follows:

                                                                  WEIGHTED-
                                                               AVERAGE INTEREST
                                                    PRINCIPAL RATE FOR PRO FORMA
                                                     AMOUNT       ADJUSTMENT
                                                    --------- ------------------
   Debentures......................................  $2,500    7.55% (fixed)
   Commercial paper................................   1,756    5.70% (variable)
                                                     ------
   Total debt incurred by CSX......................  $4,256    6.79%
                                                     ======

  Pro forma interest expense has been increased as a result of the additional debt incurred, as noted below. Debt placement fees, debt discount and related costs are being amortized on the interest method and, together with annual commitment fees, approximate $7 million in the first year after consummation of the Joint Tender Offer. Inclusive of these costs, the effective interest rate is approximately 6.95%. If interest rates assumed were to change by one-eighth of one percent, the pro forma interest expense on variable rate debt associated with the transaction would vary by $2 million annually.

                                         FISCAL QUARTER ENDED FISCAL YEAR ENDED
                                            MAR. 28, 1997       DEC. 27, 1996
                                         -------------------- -----------------
   Effective interest on $4.256 billion
    of debt............................          $ 74               $296
   Less: interest already recognized in
    historical financial statements*...           (28)               (11)
                                                 ----               ----
   Pro forma adjustment................          $ 46               $285
                                                 ====               ====

--------
* Resulting from long-term debt incurred to finance the first tender offer.

NOTE 3. OTHER INCOME

  The equity method of accounting will be applied to the Company's investment in Conrail throughout the period the investment is held in the voting trust. In accordance with APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock," other income includes 42% of Conrail's historical net income, adjusted for amortization, net of tax, of the difference between the Company's investment in Conrail and 42% of Conrail's underlying equity in net assets. The difference is primarily attributable to the estimated fair value of property and equipment, net of the related deferred taxes, and includes approximately $757 million in goodwill. This allocation is based on preliminary estimates of fair values of all Conrail assets and liabilities and is likely to change after the Definitive Documentation is finalized and regulatory approvals are obtained. To the extent that specific assets and liabilities are allocated to Conrail entities over which the Company will have a controlling financial interest, the allocation will be redesignated to follow the method in which the investment is accounted for subsequent to the approval by the STB. The preliminary estimates are also likely to change as additional information concerning fair values and remaining useful lives becomes available. An appraisal of the assets is currently underway. The Company intends to amortize any goodwill resulting from the purchase over a period of 40 years. Adjustments to property and equipment are depreciated over their estimated remaining useful lives, which range from 2 to 102 years.

  PRELIMINARY ALLOCATION OF PURCHASE PRICE

     Net assets of Conrail at March 31, 1997.........................  $ 3,152
     CSX's economic interest......................................... X     42%
                                                                      --------
     CSX's share of Conrail net assets...............................    1,324
     Estimated fair value adjustments, principally property and
      equipment......................................................    3,480
     Deferred taxes on estimated fair value adjustments and transac-
      tion fees......................................................   (1,305)
     Estimated goodwill..............................................      757
                                                                      --------
       Purchase price payable by CSX (including transaction costs)...  $ 4,256
                                                                      ========

  DETAIL OF PRO FORMA ADJUSTMENT

                                                   FISCAL QUARTER  FISCAL YEAR
                                                       ENDED          ENDED
                                                   MAR. 28, 1997  DEC. 27, 1996
                                                   -------------- -------------
     Conrail net income..........................       $ 61           $342
     CSX's economic interest.....................      X  42%         X  42%
                                                       -----          -----
       Equity earnings from investment in
        Conrail..................................         26            144
     Depreciation................................        (19)           (77)
     Amortization of goodwill (40-year life).....         (5)           (19)
     Tax benefit on depreciation.................          7             30
                                                       -----          -----
     Net impact on other income..................          9             78
     Less: dividend amounts previously recognized
      (cost method)..............................         (8)            (8)
                                                       -----          -----
       Pro forma adjustment to Other Income (Ex-
        pense)...................................       $  1           $ 70
                                                       =====          =====

NOTE 4. INCOME TAX EXPENSE

  Income tax expense includes the tax benefit on the additional interest expense (see Note 2) as well as the tax effect on equity income:

                                                 FISCAL QUARTER  FISCAL YEAR
                                                     ENDED          ENDED
                                                 MAR. 28, 1997  DEC. 27, 1996
                                                 -------------- -------------
   Tax benefit on acquisition debt interest ex-
    pense.......................................      $(26)         $(104)
   Tax expense on dividends received............         1              5
                                                      ----          -----
   Net tax benefit..............................       (25)           (99)
   Less tax benefit previously recognized.......        (9)            (3)
                                                      ----          -----
     Pro forma adjustment to income tax ex-
      pense.....................................      $(16)         $ (96)
                                                      ====          =====

NOTE 5. UNUSUAL EVENTS

  As described in Note 3, pro forma amounts reflected in the Pro Forma Condensed Consolidated Statements of Earnings were calculated and presented in accordance with the equity method of accounting. If the effects of 42% of Conrail's after-tax merger-related costs of $14 million had been excluded for the fiscal quarter ended March 28, 1997, pro forma net earnings and pro forma earnings per share would have been $128 million and 59 cents, respectively. If the effects of 42% of Conrail's one-time after-tax charge of $83 million related to voluntary separation programs and after-tax merger-related costs of $10 million had been excluded for the fiscal year ended December 27, 1996, pro forma net earnings and pro forma earnings per share would have been $775 million and $3.63, respectively.

NOTE 6. SUMMARIZED CONSOLIDATED CONRAIL FINANCIAL DATA

  Because of the numerous agreements that must be negotiated and completed, and because STB approval must be obtained, it is not possible to present some or most of the Company's investment in Conrail based on separate assets, liabilities and operations. However, the Company has a 42% economic interest in the entity formed to acquire Conrail Shares. It is expected that in some form, yet to be finally determined, the Company will have a primary operating interest in the routes and facilities, as described more fully in "The Company--Joint CSX/NSC Acquisition of Conrail". The following historical Conrail financial data, as of and for the quarter ended March 31, 1997 and the year ended December 31, 1996, respectively, is presented to facilitate an understanding of the Company's ultimate economic interest in Conrail:

                                 CONRAIL INC.

                  SUMMARIZED CONSOLIDATED STATEMENT OF INCOME
                             (DOLLARS IN MILLIONS)

                                                QUARTER ENDED     YEAR ENDED
                                                MARCH 31, 1997 DECEMBER 31, 1996
                                                -------------- -----------------
   Revenues....................................      $906           $3,714
   Operating expenses..........................       790            3,113*
                                                     ----           ------
     Income from operations....................       116              601
   Interest expense............................       (45)            (182)
   Other income--net...........................        27              112
                                                     ----           ------
   Income before income taxes..................        98              531
     Income taxes..............................        37              189
                                                     ----           ------
     Net income................................      $ 61           $  342
                                                     ====           ======

--------
*Operating expenses include a $135 million charge for voluntary separation programs, $83 million after tax.

                                  CONRAIL INC.

                     SUMMARIZED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN MILLIONS)

                                                  AS OF            AS OF
                                              MARCH 31, 1997 DECEMBER 31, 1996
                                              -------------- -----------------
   ASSETS
     Current assets..........................     $1,162          $1,117
     Property and equipment..................      6,599           6,590
     Other assets............................        709             695
                                                  ------          ------
       Total assets..........................     $8,470          $8,402
                                                  ======          ======
   LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities.....................     $1,078          $1,092
     Long-term debt..........................      1,889           1,876
     Other long-term liabilities.............      2,351           2,327
                                                  ------          ------
       Total liabilities.....................      5,318           5,295
     Stockholders' equity....................      3,152           3,107
                                                  ------          ------
       Total liabilities and stockholders'
        equity...............................     $8,470          $8,402
                                                  ======          ======

                              THE EXCHANGE OFFERS

  The Old Debentures were sold by the Company on May 6, 1997 (except for the Old 2032 Debentures which were sold on May 8, 1997) to the Initial Purchasers, who in turn sold the Old Debentures to a limited number of qualified institutional buyers and accredited investors pursuant to Rule 144A and Regulation D, respectively, under the Securities Act. In connection with the sale of the Old Debentures, the Company and the Initial Purchasers entered into a registration rights agreement dated as of May 6, 1997 (the "Registration Rights Agreement"), which requires the Company to file with the Commission a registration statement under the Securities Act with respect to the New Debentures of the Company, which are identical in all material respects to the Old Debentures, and to use its best efforts to cause such registration statement to become effective under the Securities Act. The Company is further obligated, upon the effectiveness of that registration statement, to offer the holders of the Old Debentures the opportunity to exchange their Old Debentures for a like principal amount of New Debentures, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. In the event certain circumstances occur which would result in either the New Debentures not becoming freely tradeable or certain holders of the Old Debentures not being eligible to participate in the Exchange Offer, then the Company is required to file a Shelf Registration Statement and use its best efforts to cause the Old Debentures to be registered under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offers are being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder. The term "Holder" with respect to the Exchange Offers means any person in whose name Old Debentures are registered on the security registrar's books or any other person who has obtained a properly completed assignment from the registered holder or any participant in the DTC system whose name appears on a security position listing as the holder of such Old Debentures and who desires to deliver such Old Debentures by book-entry transfer at DTC. See "Description of the New Debentures--Registration Rights Agreement."

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offers), the Company will accept for exchange Old Debentures which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m.,
New York City time, on   , 1997; provided, however, that if the Company, in
its sole discretion, has extended the period of time during which any or all of the Exchange Offers are open, the term "Expiration Date" means the latest time and date to which the applicable Exchange Offer is extended.

  As of the date of this Prospectus, $350,000,000 aggregate principal amount of the Old 2002 Debentures, $300,000,000 aggregate principal amount of the Old 2004 Debentures, $450,000,000 aggregate principal amount of the Old 2007 Debentures, $400,000,000 aggregate principal amount of the Old 2017 Debentures, $500,000,000 aggregate principal amount of the Old 7.95% 2027 Debentures, $100,000,000 aggregate principal amount of the Old 6.95% 2027 Debentures, $250,000,000 aggregate principal amount of the Old 7.25% 2027 Debentures, and $150,000,000 aggregate principal amount of the Old 2032 Debentures, are outstanding. This Prospectus, together with the Letter of
Transmittal, is first being sent on or about   , 1997 to all Holders of Old
Debentures known to the Company. The Company's obligation to accept Old Debentures for exchange pursuant to the Exchange Offers is subject to certain customary conditions as set forth under "--Certain Conditions to the Exchange Offers" below.

  The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which any or all of the Exchange Offers are open, and thereby delay acceptance for exchange of any Old Debentures, by giving oral or written notice of such extension to the Holders thereof as described below. During any such extension, all Old Debentures previously tendered will remain subject to the Exchange Offers and may be accepted for exchange by the Company. Any Old Debentures not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offers.

  Old Debentures tendered in the Exchange Offers must be in denominations of principal amount of $1,000 or any integral multiple thereof.

  The Company expressly reserves the right to amend or terminate any or all of the Exchange Offers, and not to accept for exchange any Old Debentures not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offers specified below under "--Certain Conditions to the Exchange Offers." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Old Debentures as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD DEBENTURES

  Only a Holder of Old Debentures may tender such Old Debentures in the Exchange Offers. The tender to the Company of Old Debentures by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. A Holder who wishes to tender Old Debentures for exchange pursuant to any or all of the Exchange Offers must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to The Chase Manhattan Bank (the "Exchange Agent") at the address set forth below under "--Exchange Agent" or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal on or prior to the Expiration Date. In addition, either (i) certificates for such Old Debentures must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Debentures, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below (see "--Guaranteed Delivery Procedures").

  THE METHOD OF DELIVERY OF OLD DEBENTURES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR CERTIFICATES FOR OLD DEBENTURES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OF OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce the Letter of Transmittal against such participant.

  Any beneficial owner whose Old Debentures are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Debentures, either make appropriate arrangements to register ownership of the Old Debentures in such beneficial owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal Rights"), as the case may be, must be guaranteed (see "--Guaranteed Delivery Procedures") unless the Old Debentures surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Old Debentures who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program (collectively, "Eligible Institutions"). If Old Debentures are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Debentures surrendered for exchange must be endorsed by or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder exactly as the name or names of the registered Holder or Holders appear on the Old Debentures with the signature thereon guaranteed by an Eligible Institution.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Debentures tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Debentures not properly tendered or not to accept any particular Old Debentures which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offers as to any particular Old Debentures either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Debentures in the Exchange Offers). The interpretation of the terms and conditions of the Exchange Offers as to any particular Old Debentures either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Debentures for exchange must be cured within such reasonable period of time as the Company shall determine. None of the Company, the Exchange Agent or any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Debentures for exchange, nor shall any of them incur any liability for failure to give such notification.

  If the Letter of Transmittal or any Old Debentures or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  By tendering, each Holder will represent to the Company that, among other things, the New Debentures acquired pursuant to the Exchange Offers are being obtained in the ordinary course of business of the person receiving such New Debentures, whether or not such person is the Holder, and that neither the Holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Debentures. If any Holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company or is engaged in or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of such New Debentures to be acquired pursuant to the Exchange Offers, such Holder or any such other person (i) may not rely on the applicable interpretation of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Debentures for its own account in exchange for Old Debentures, where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Debentures. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD DEBENTURES FOR EXCHANGE; DELIVERY OF NEW DEBENTURES

  Upon satisfaction or waiver of all of the conditions to the Exchange Offers, the Company will accept on, or promptly after, the Expiration Date, all Old Debentures properly tendered and will issue the New Debentures promptly after acceptance of the Old Debentures. See "--Certain Conditions to the Exchange Offers" below. For purposes of the Exchange Offers, the Company will be deemed to have accepted properly tendered Old Debentures for exchange when, as and if the Company has given oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent.

  For each Old Debenture accepted for exchange, the Holder of such Old Debenture will receive as set forth below under "Description of the New Debentures--Book-Entry, Delivery and Form" a New Debenture having a principal amount equal to that of the surrendered Old Debenture. Accordingly, registered Holders of New Debentures on the relevant record date for the first interest payment date following the consummation of the Exchange Offers will receive interest accruing from the most recent date to which interest has been paid on the Old Debentures or, if no interest has been paid, from May 1, 1997. Old Debentures accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offers. Holders whose Old Debentures are accepted for exchange will not receive any payment in respect of accrued interest on such Old Debentures otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offers. In the event that (i) by November 2, 1997 (or November 4, 1997 with respect to the Old 2032 Debentures), neither the Exchange Offer Registration Statement is declared effective nor (if the Exchange Offers are not permitted as described above) the Shelf Registration Statement is filed with the Commission, or (ii) by December 2, 1997 (or December 4, 1997 with respect to the Old 2032 Debentures), one or more of the Exchange Offers with respect to any series of Debentures is not consummated or the Shelf Registration Statement is not declared effective with respect thereto (each such event referred to in clauses (i) or (ii), a "Registration Default"), interest will accrue on the applicable Old Debentures (in addition to stated interest on such Old Debentures) from and including the next day following each such Registration Default. In each case such additional interest (the "Special Interest") will be payable in cash semiannually in arrears each May 1 and November 1, at a rate per annum equal to 0.25% of the principal amount of such Old Debentures for each such Registration Default. The aggregate amount of Special Interest payable pursuant to the above provisions will in no event exceed 0.25% per annum of the principal amount of such Old Debentures. Upon
(a) the effectiveness of the Exchange Offer Registration Statement or the filing of the Shelf Registration Statement after the date set forth in clause
(i) above or (b) the consummation of the Exchange Offer for such Old Debentures or the effectiveness of a Shelf Registration Statement, as the case may be, after the date set forth in clause (ii) above, the Special Interest payable on such Old Debentures as a result of the applicable Registration Default will cease to accrue.

  In all cases, issuance of New Debentures for Old Debentures that are accepted for exchange pursuant to the Exchange Offers will be made only after timely receipt by the Exchange Agent of certificates for such Old Debentures or a timely Book-Entry Confirmation of such Old Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or an Agent's Message in lieu thereof and all other required documents. If any tendered Old Debentures are not accepted for any reason set forth in the terms and conditions of the Exchange Offers or if Old Debentures are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Debentures will be returned without expense to the tendering Holder thereof (or, in the cases of Old Debentures tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Debentures will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offers.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Old Debentures at the Book-Entry Transfer Facility for purposes of the Exchange Offers within two business days after the date of this

Prospectus unless the Exchange Agent already has established an account with the Book-Entry Transfer Facility suitable for the Exchange Offers, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Debentures by causing the Book-Entry Transfer Facility to transfer such Old Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Debentures may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or a facsimile thereof, with any required signature guarantees or an Agent's Message in lieu thereof and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

  If a registered Holder of the Old Debentures desires to tender such Old Debentures and time will not permit such Holder's Old Debentures or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) on or prior to 5:00 p.m., New York City time, on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Debentures and the amount of Old Debentures tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Debentures, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Debentures, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal are deposited by the Eligible Institution within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

  Tenders of Old Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For a withdrawal to be effective, a written notice or facsimile transmission notice of withdrawal must be received by the Exchange Agent at the address set forth below under "-- Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Debentures to be withdrawn, identify the Old Debentures to be withdrawn (including the principal amount of such Old Debentures), and (where certificates for Old Debentures have been transmitted) specify the name in which such Old Debentures are registered, if different from that of the withdrawing Holder. If certificates for Old Debentures have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution in which case such guarantee will not be required. If Old Debentures have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Debentures and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination will be final and binding on all parties. Any Old Debentures so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offers. Any Old Debentures which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Debentures tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Debentures will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Debentures) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offers. Properly withdrawn Old Debentures may be retendered by following one of the procedures described under "--Procedures for Tendering Old Debentures" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFERS

  Notwithstanding any other provisions of the Exchange Offers, and subject to its obligations pursuant to the Registration Rights Agreement, the Company shall not be required to accept for exchange, or to issue New Debentures in exchange for, any Old Debentures and may terminate or amend any or all of the Exchange Offers, if at any time before the acceptance of such New Debentures for exchange, any of the following events shall occur:

    (i) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair the ability of the Company to proceed with any of the respective Exchange Offers; or

    (ii) the Exchange Offers will violate any applicable law or any applicable interpretation of the staff of the Commission.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in whole or in part at any time and from time to time upon advice of outside counsel. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  In addition, the Company will not accept for exchange any Old Debentures tendered and no New Debentures will be issued in exchange for any such Old Debentures, if at such time any stop order is threatened by the Commission or in effect with respect to the Registration Statement of which this Prospectus is a part or the qualification of the Indenture with respect to the New Debentures under the Trust Indenture Act of 1939, as amended.

  The Exchange Offer is not conditioned on any minimum principal amount of Old Debentures being tendered for exchange.

EXCHANGE AGENT

  The Chase Manhattan Bank has been appointed as the Exchange Agent for the Exchange Offers. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                   The Chase Manhattan Bank, Exchange Agent

                 By Mail, Overnight Courier or Hand Delivery:

                             450 West 33rd Street
                                  15th Floor
                         New York, New York 10001-2697
                         Attention: Ronald J. Halleran

                                 By Facsimile:
                                 212-946-8158
                                 212-946-8159

                             Confirm by Telephone:
                                 212-946-3068

  DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

  The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offers.

  The expenses to be incurred in connection with the Exchange Offers will be paid by the Company. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

TRANSFER TAXES

  Holders who tender their Old Debentures for exchanges will not be obligated to pay any transfer taxes in connection therewith, except that Holders who instruct the Company to register New Debentures in the name of, or request that Old Debentures not tendered or not accepted in the Exchange Offers be returned to, a person other than the registered tendering Holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD DEBENTURES

  Holders of Old Debentures who do not exchange their Old Debentures for New Debentures pursuant to the Exchange Offers will continue to be subject to the provisions in the Old Debentures regarding transfer and exchange of the Old Debentures and the restrictions on transfer of such Old Debentures as set forth in the legend thereon as a consequence of the issuance of the Old Debentures pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Debentures may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register under the Securities Act Old Debentures not tendered. See "Description of the New Debentures--Registration Rights Agreement."

  Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that New Debentures issued pursuant to the Exchange Offers in exchange for Old Debentures may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Debentures are acquired in the ordinary course of such Holders' business and such Holders, other than broker-dealers, have no arrangement or understanding with any person to participate in the distribution of such New Debentures. However, the Commission has not considered the Exchange Offers in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offers as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Debentures and has no arrangement or understanding to participate in a distribution of New Debentures. If any Holder is an affiliate of the Company or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Debentures to be acquired pursuant to the Exchange Offers, such Holder (i) may not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Debentures for its own account in exchange for Old Debentures pursuant to the Exchange Offers must acknowledge that such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Debentures received in exchange for Old Debentures where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such laws of certain jurisdictions, if applicable, where the New Debentures may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Debentures for offer or sale under the securities laws of such jurisdictions as any Holder reasonably requests in writing. Unless a Holder so requests, the Company does not currently intend to register or qualify the sale of the New Debentures in any such jurisdictions.

                         DESCRIPTION OF NEW DEBENTURES

GENERAL

  The Old Debentures were issued under the Indenture and the New Debentures also will be issued under the Indenture. Each series of Old Debentures and the corresponding series of New Debentures will be treated as a single series of securities under the Indenture. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. A copy of the Indenture is available from the Company upon request. Whenever defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. The term "Debentures" means the New Debentures and the Old Debentures treated as a single class.

  The Indenture does not limit the aggregate principal amount of securities that can be issued thereunder. Securities may be issued in one or more series as may be authorized from time to time by the Company. Ten series of securities, including the Debentures, are currently outstanding under the Indenture.

  Payments of interest on the Debentures may be made at the option of the Company by check mailed to the registered holders thereof or, at the option of a holder, by wire transfer to an account maintained by the payee with a bank located in the United States designated by such holder.

  The Debentures may be transferred or exchanged at an office or agency to be maintained by the Company, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith. Each series of Debentures is issuable in denominations of $1,000 and multiples thereof.

  All moneys deposited with the Trustee or any Paying Agent, or held by the Company, in trust for the payment of principal of or interest on any Debentures and remaining unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holders of such Debentures will thereafter look only to the Company for payment thereof.

CERTAIN TERMS OF THE 2002 DEBENTURES

  The 2002 Debentures will be limited to $350 million aggregate principal amount and will mature on May 1, 2002. The 2002 Debentures will bear interest at the rate of 7.05% per annum from May 1, 1997, payable semiannually in arrears on May 1 and November 1 of each year, commencing November 1, 1997, to the persons in whose names the 2002 Debentures are registered at the close of business on the preceding April 15 or October 15, each a record date, as the case may be. If an Interest Payment Date would otherwise be a day that is not a Business Day, such Interest Payment Date shall not be postponed; provided, however, that any payment required to be made on such date that is not a Business Day need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The 2002 Debentures will not be subject to any sinking fund.

CERTAIN TERMS OF THE 2004 DEBENTURES

  The 2004 Debentures will be limited to $300 million aggregate principal amount and will mature on May 1, 2004. The 2004 Debentures will bear interest at the rate of 7.25% per annum from May 1, 1997, payable semiannually in arrears on May 1 and November 1 of each year, commencing November 1, 1997, to the persons in whose names the 2004 Debentures are registered at the close of business on the preceding April 15 or October 15, each a record date, as the case may be. If an Interest Payment Date would otherwise be a day that is not a Business Day, such Interest Payment Date shall not be postponed; provided, however, that any payment required to be made on such date that is not a Business Day need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The 2004 Debentures will not be subject to any sinking fund.

CERTAIN TERMS OF THE 2007 DEBENTURES

  The 2007 Debentures will be limited to $450 million aggregate principal amount and will mature on May 1, 2007. The 2007 Debentures will bear interest at the rate of 7.45% per annum from May 1, 1997, payable semiannually in arrears on May 1 and November 1 of each year, commencing November 1, 1997, to the persons in whose names the 2007 Debentures are registered at the close of business on the preceding April 15 or October 15, each a record date, as the case may be. If an Interest Payment Date would otherwise be a day that is not a Business Day, such Interest Payment Date shall not be postponed; provided, however, that any payment required to be made on such date that is not a Business Day need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The 2007 Debentures will not be subject to any sinking fund.

CERTAIN TERMS OF THE 2017 DEBENTURES

  The 2017 Debentures will be limited to $400 million aggregate principal amount and will mature on May 1, 2017. The 2017 Debentures will bear interest at the rate of 7.90% per annum from May 1, 1997, payable semiannually in arrears on May 1 and November 1 of each year, commencing November 1, 1997, to the persons in whose names the 2017 Debentures are registered at the close of business on the preceding April 15 or October 15, each a record date, as the case may be. If an Interest Payment Date would otherwise be a day that is not a Business Day, such Interest Payment Date shall not be postponed; provided, however, that any payment required to be made on such date that is not a Business Day need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The 2017 Debentures will not be subject to any sinking fund.

CERTAIN TERMS OF THE 7.95% 2027 DEBENTURES

  The 7.95% 2027 Debentures will be limited to $500 million aggregate principal amount and will mature on May 1, 2027. Such Debentures will bear interest at the rate of 7.95% per annum from May 1, 1997, payable semiannually in arrears on May 1 and November 1 of each year, commencing November 1, 1997, to the persons in whose names the 7.95% 2027 Debentures are registered at the close of business on the preceding April 15 or October 15, each a record date, as the case may be. If an Interest Payment Date would otherwise be a day that is not a Business Day, such Interest Payment Date shall not be postponed; provided, however, that any payment required to be made on such date that is not a Business Day need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The 7.95% 2027 Debentures will not be subject to any sinking fund.

CERTAIN TERMS OF THE 6.95% 2027 DEBENTURES

  The 6.95% 2027 Debentures will be limited to $100 million aggregate principal amount and will mature on May 1, 2027. Such Debentures will bear interest at the rate of 6.95% per annum from May 1, 1997, payable semiannually in arrears on May 1 and November 1 of each year, commencing November 1, 1997, to the persons in whose names the 6.95% 2027 Debentures are registered at the close of business on the preceding April 15 or October 15, each a record date, as the case may be. If an Interest Payment Date would otherwise be a day that is not a Business Day, such Interest Payment Date shall not be postponed; provided, however, that any payment required to be made on such date that is not a Business Day need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The 6.95% 2027 Debentures will not be subject to any sinking fund, but are subject to repurchase at the option of the holder. See "--Purchase at Option of Holder."

CERTAIN TERMS OF THE 7.25% 2027 DEBENTURES

  The 7.25% 2027 Debentures will be limited to $250 million aggregate principal amount and will mature on May 1, 2027. Such Debentures will bear interest at the rate of 7.25% per annum from May 1, 1997, payable semiannually in arrears on May 1 and November 1 of each year, commencing November 1, 1997, to the persons in whose names the 7.25% 2027 Debentures are registered at the close of business on the preceding April 15 or October 15, each a record date, as the case may be. If an Interest Payment Date would otherwise be a day that is not a Business Day, such Interest Payment Date shall not be postponed; provided, however, that any payment required to be made on such date that is not a Business Day need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The 7.25% 2027 Debentures will not be subject to any sinking fund, but are subject to repurchase at the option of the holder. See "--Purchase at Option of Holder."

CERTAIN TERMS OF THE 2032 DEBENTURES

  The 2032 Debentures will be limited to $150 million aggregate principal amount and will mature on May 1, 2032. The 2032 Debentures will bear interest at the rate of 8.30% per annum from May 1, 1997, payable semiannually in arrears on May 1 and November 1 of each year, commencing November 1, 1997, to the persons in whose names the 2032 Debentures are registered at the close of business on the preceding April 15 or October 15, each a record date, as the case may be. If an Interest Payment Date would otherwise be a day that is not a Business Day, such Interest Payment Date shall not be postponed; provided, however, that any payment required to be made on such date that is not a Business Day need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The 2032 Debentures will not be subject to any sinking fund, but are subject to redemption at the option of the Company. See "--Redemption."

REDEMPTION

  Other than the 2032 Debentures, none of the other series of Debentures is subject to redemption prior to maturity.

  The 2032 Debentures are not redeemable prior to May 1, 2007. On or after May 1, 2007 and prior to maturity, the Company, at its option, may redeem all or, from time to time, any part of the 2032 Debentures on at least 30 days' but not more than 60 days' notice, as provided in the Indenture, at the following redemption prices (expressed in percentages of the principal amount) during the 12-month periods beginning May 1:

      2007............................................................. 104.150%
      2008............................................................. 103.735%
      2009............................................................. 103.320%
      2010............................................................. 102.905%
      2011............................................................. 102.490%
      2012............................................................. 102.075%
      2013............................................................. 101.660%
      2014............................................................. 101.245%
      2015............................................................. 100.830%
      2016............................................................. 100.415%

and thereafter at 100%, together in each case with accrued interest to the date fixed for redemption.

PURCHASE AT OPTION OF HOLDER

  Each holder of 6.95% 2027 Debentures and each holder of 7.25% 2027 Debentures will have the right to require the Company to repurchase all or a portion of such series of Debentures owned by such holder (the "Put Option") on May 1, 2002 and May 1, 2005, respectively (the "Put Option Exercise Date"), at a purchase price equal to 100% of the principal amount of such Debentures tendered by such holder plus accrued interest thereon. On and after the Put Option Exercise Date, interest will cease to accrue on such Debentures or any portion thereof tendered for repayment. On or before the Put Option Exercise Date, the Company shall deposit with a paying agent (or the Trustee) money sufficient to pay the principal of and any accrued interest on such Debentures to be tendered for repayment.

  A holder must provide the Company with notice of such holder's intention to exercise the Put Option during the period from and including March 1, 2002 through and including April 1, 2002 (with respect to the 6.95% 2027 Debentures) and the period from and including March 1, 2005 through and including April 1, 2005 (with respect to the 7.25% 2027 Debentures). Such notice, once given, will be irrevocable unless waived by the Company.

  The Company will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act if required and will file
Schedule 13E-4 or any other schedule if required thereunder in connection with any offer by the Company to purchase the 6.95% 2027 Debentures or the 7.25% 2027 Debentures.

RANKING

  The Debentures will be senior securities of the Company and the indebtedness evidenced thereby will rank pari passu with all other unsubordinated and unsecured indebtedness of the Company.

CERTAIN COVENANTS AND AGREEMENTS OF THE COMPANY

  The Indenture does not limit the amount of indebtedness or lease obligations that may be incurred by the Company and its subsidiaries. The Indenture does not contain provisions which would give holders of the Debentures the right to require the Company to repurchase their Debentures in the event of a decline in the credit rating of the Company's debt securities resulting from a takeover, recapitalization or similar restructuring.

 Limitation on Liens on Stock or Indebtedness of Principal Subsidiaries

  The Indenture provides that, with respect to the Debentures, the Company may not, nor may it permit any Subsidiary to, create, assume, incur or suffer to exist any mortgage, pledge, lien, encumbrance, charge or security interest of any kind upon any stock or indebtedness, whether owned on the date of the Indenture or thereafter acquired, of any Principal Subsidiary, to secure any Obligation (other than the Debentures) of the Company, any Subsidiary or any other Person, without in any such case making effective provision whereby all of the outstanding Debentures (and other outstanding debt securities issued from time to time pursuant to the Indenture) shall be directly secured equally and ratably with such Obligation. This provision does not restrict any other property of the Company or its Subsidiaries. The Indenture defines "Obligation" as indebtedness for money borrowed or indebtedness evidenced by a bond, note, debenture or other evidence of indebtedness; "Principal Subsidiary" as CSXT, Sea-Land and ACL; and "Subsidiary" as a corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company or one or more Subsidiaries, or by the Company and one or more Subsidiaries. The Indenture does not prohibit the sale by the Company or any Subsidiary of any stock or indebtedness of any Subsidiary.

 Consolidation, Merger and Sale of Assets

  The Indenture provides that the Company may, without the consent of the holders of any of the outstanding Debentures of a series, consolidate with, merge into or transfer its assets substantially as an entirety to any corporation organized under the laws of any domestic or foreign jurisdiction, provided that (i) the successor corporation assumes the due and punctual payment of the principal of and interest on all debt securities issued under the Indenture and the performance of every covenant of the Indenture, (ii) immediately after giving effect thereto, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing, and (iii) certain other conditions are met.

EVENTS OF DEFAULT AND REMEDIES

  An Event of Default with respect to the Debentures of any series is defined in the Indenture as being a:

    (a) default in the payment of any interest upon any Debenture of that series when it becomes due and payable, and continuance of such default for a period of 30 days; or

    (b) default in the payment of the principal of or any premium on any Debenture of that series at its Maturity; or

    (c) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty a default in the performance of which or the breach of which is elsewhere specifically dealt with or which has expressly been included in the Indenture solely for the benefit of series of Debentures other than that series), and continuance of such default or breach for a period of 90 days after there has been given written notice of such default to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding Debentures of that series; or

    (d) certain events of bankruptcy, insolvency or reorganization of the Company.

  No Event of Default with respect to any particular series of Debentures necessarily constitutes an Event of Default with respect to any other series of Debentures. The Indenture provides that the Trustee thereunder may withhold notice to the holders of the Debentures of the occurrence of a default with respect to such Debentures (except a default in payment of principal, premium, if any, or interest) if the Trustee in good faith determines it is in the interest of the holders to do so.

  The Indenture provides that if an Event of Default with respect to any Debentures of any series then outstanding issued thereunder shall occur and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of such Debentures then outstanding may declare the principal amount of all such Debentures of that series to be due and payable immediately, but upon certain conditions such declaration may be rescinded and annulled by the holders of a majority in aggregate principal amount of such Debentures then outstanding.

  Subject to the provisions of the Trust Indenture Act of 1939, as amended, requiring each Trustee, during an Event of Default under the relevant Indenture, to act with the requisite standard of care, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of any Debentures unless such holders have offered the Trustee reasonable indemnity. Subject to the foregoing, holders of a majority in aggregate principal amount of Debentures of any series then outstanding issued under the Indenture shall have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture with respect to such Debentures. The Indenture requires the annual filing by the Company with the Trustee of a certificate as to whether or not the Company is in default under the terms of the Indenture.

BOOK-ENTRY, DELIVERY AND FORM

  Except as described below, each series of Debentures sold will be issued in the form of one or more Global Securities. The Global Securities will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee. Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the Global Securities directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

  Debentures (i) originally purchased by or transferred to institutional "accredited investors" who are not QIBS or (ii) except as described below, purchased by or transferred to Persons outside the United States pursuant to sales in accordance with Regulation S under the Securities Act (collectively referred to herein as the "Non-Global Purchasers"), will be in registered form without interest coupons ("Certificated Debentures"). Upon the transfer to a QIB of Certificated Debentures initially issued to a Non-Global Purchaser, such Certificated Debentures will be exchanged for an interest in the Global Security. For a description of the restrictions on transfer of Certificated Debentures, see "Notice to Investors."

  Debentures originally purchased by persons outside the United States pursuant to sales in accordance with Regulation S under the Securities Act will be represented upon issuance by a temporary global Debenture certificate in fully registered form without interest coupons (the "Temporary Certificate") which will not be exchangeable for Certificated Debentures until the expiration of the "40-day restricted period" within the meaning of Rule 903(c)(3) of Regulation S under the Securities Act. The Temporary Certificate will be registered in the name of, and held by, a temporary certificate holder until the expiration of such 40-day period, at which time the Temporary Certificate will be delivered to the Trustee in exchange for Certificated Debentures registered in the names requested by such temporary certificate holder. In addition, until the expiration of such 40-day period, transfers of interests in the Temporary Certificate can only be effected through such temporary certificate holder in accordance with the requirements set forth in "Notice to Investors."

  The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly ("indirect participants").

  Upon the issuance of the Global Securities, the Depositary or its custodian will credit, on its book-entry registration and transfer system, the principal amount of the Debentures represented by such Global Securities to the accounts of participants. The accounts to be credited shall be designated by the Initial Purchasers (as defined below) of such series of Debentures. Ownership of beneficial interests in the Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary or its nominee (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the Global Securities other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Securities.

  So long as the Depositary, or its nominee, is the registered holder and owner of the Global Securities, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Debentures for all purposes of such Debentures and the Indenture. Except as set forth below, owners of beneficial interests in the Global Securities will not be entitled to have the Debentures represented by the Global Securities registered in their names, will not receive or be entitled to receive physical delivery of certificated Debentures in definitive form and will not be considered to be the owners or holders of any Debentures under the Global

Securities. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Securities desires to take any action that the Depositary, as the holder of the Global Securities, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Payment of principal of and interest on Debentures represented by the Global Securities registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Securities.

  The Company expects that the Depositary or its nominee, upon receipt of any payment of principal of or interest on the Global Securities, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Securities as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Securities held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Securities for any Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Securities owning through such participants.

  Unless and until exchanged in whole or in part for certificated Debentures in definitive form, the Global Securities for each series of Debentures may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor of the Depositary or a nominee of such successor.

  Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Securities among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  The Global Securities representing the Debentures are exchangeable for definitive Debentures in registered form, of like tenor and of an equal aggregate principal amount, only if (x) the Depositary notifies the Company that it is unwilling, unable or ineligible to continue as Depositary for such Global Securities or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (y) the Company in its sole discretion determines that the Global Securities representing the Debentures shall be exchangeable for definitive Debentures in registered form or (z) any event shall have happened and be continuing which, after notice or lapse of time, or both, would become an Event of Default with respect to such Debentures. In the event that any Global Security representing the Debentures is exchangeable pursuant to the preceding sentence, it shall be exchangeable in whole for definitive Debentures in registered form, of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples thereof. Such definitive Debentures shall be registered in the name or names of such person or persons as the Depositary shall instruct the security registrar. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of Debentures.

MODIFICATION OF THE INDENTURE

  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the relevant series of Debentures, as the case may be, then outstanding and affected by a modification or amendment, to modify or amend any of the provisions of the Indenture or of such Debentures or the rights of the holders of such Debentures under the Indenture, provided that no such modification or amendment shall, without the consent of each holder of each outstanding Debenture affected thereby:

    (i) change the Stated Maturity of the principal of, or any installment of interest on, any such Debenture or reduce the principal amount thereof or any premium thereon, or reduce the rate of interest thereon, or change the coin or currency in which any Debenture or any premium or interest thereon is payable, or impair the holder's right to institute suit to enforce the payment of any such Debentures on or after the Stated Maturity,

    (ii) reduce the aforesaid percentage in principal amount of such Debentures, the consent of the holders of which is required for any such modification or amendment or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) or reduce the requirements for a quorum or voting at a meeting of holders of such Debentures,

    (iii) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by the Indenture, or

    (iv) modify any of the above provisions.

  The Indenture also contains provisions permitting the Company and the Trustee, without the consent of the holders of such Debentures issued thereunder, to modify or amend the Indenture in order, among other things:

    (a) to add any additional Events of Default or add to the covenants of the Company for the benefit of the holders of all or any series of Debentures issued under the Indenture;

    (b) to establish the form or terms of Debentures of any series;

    (c) to cure any ambiguity, to correct or supplement any provision therein which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Indenture which shall not adversely affect the interests of the holders of any debt securities issued thereunder in any material respect; or

    (d) to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series issued under the Indenture created prior to the execution of the supplemental indenture which is entitled to the benefit of such provision.

  The holders of at least a majority in aggregate principal amount of outstanding Debentures of a series may, on behalf of the holders of Debentures of that series, waive compliance by the Company with certain restrictive provisions of the Indenture, including the covenant described above under "Certain Covenants of the Company--Limitation on Liens on Stock or Indebtedness of Principal Subsidiaries." The holders of not less than a majority in aggregate principal amount of such outstanding Debentures of any series may, on behalf of all holders of such series of Debentures, waive any past default under the Indenture with respect to such Debentures and its consequences, except a default in the payment of the principal of, premium, if any, or interest on such Debentures or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Debenture affected.

  The Indenture contains provisions for convening meetings of the holders of the Debentures of any series. A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the holders of at least 10% in aggregate principal amount of the outstanding Debentures of any series, in any such case upon notice given in accordance with the provisions of the Indenture. Except for any consent which must be given by the holder of each outstanding Debenture affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum (as described below) is present may be adopted by the affirmative vote of the holders of a majority in principal amount of such outstanding Debentures of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of such outstanding Debentures may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of such outstanding Debentures. Any resolution passed or decision taken at any meeting of holders of Debentures of any series duly held in accordance with the Indenture will be binding on all holders of such Debentures. The quorum required for any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of such outstanding Debentures, subject to certain exceptions.

SATISFACTION AND DISCHARGE OF THE INDENTURE; DEFEASANCE

  The Indenture shall generally cease to be of any further effect if (a) the Company has delivered to the Trustee for cancellation all debt securities issued thereunder or (b) all debt securities issued thereunder not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and the Company shall have deposited with the Trustee as trust funds the entire amount sufficient to pay and discharge at Stated Maturity or upon redemption the entire indebtedness on all debt securities issued thereunder (and if, in either case, the Company has paid or caused to be paid all other sums payable under the Indenture by the Company and the Company has delivered an officers' certificate and an opinion of counsel each stating that the requisite conditions have been complied with).

  In addition, the Company shall have a "legal defeasance option" (pursuant to which it may terminate, with respect to any series of Debentures, all of its obligations under such Debentures and the Indenture with respect to such Debentures) and a "covenant defeasance option" (pursuant to which it may terminate, with respect to any series of Debentures, its obligations with respect to such Debentures under certain specified covenants contained in the Indenture, including its obligations described under "Limitation on Liens on Stock and Indebtedness of Principal Subsidiaries"). If the Company exercises its legal defeasance option with respect to any series of Debentures, payment of such Debentures may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option with respect to any series of Debentures, payment of such Debentures may not be accelerated because of an Event of Default related to the specified covenants. The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

  The Company may exercise its legal defeasance option or its covenant defeasance option with respect to any series of Debentures, only if (a) the Company irrevocably deposits in trust with the Trustee cash and/or U.S. Government Obligations for the payment of principal, premium, if any, and interest with respect to such Debentures to maturity or redemption, as the case may be, and the Company delivers to the Trustee a certificate from a nationally recognized firm of independent public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, if any, and interest when due with respect to all such Debentures to maturity or redemption, as the case may be, (b) no Event of Default with respect to the Debentures of such series shall have occurred and be continuing (i) on the date of such deposit or (ii) with respect to certain bankruptcy defaults, at any time during the period ending on the 123rd day after the date of such deposit, (c) such legal defeasance or covenant defeasance does not result in the trust arising from such deposit to constitute, unless it is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended, (d) the legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound, (e) the Company delivers to the Trustee an opinion of counsel that the holders of such Debentures will not recognize income, gain or loss for United States federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred, and (f) the Company delivers to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of such Debentures as contemplated by the Indenture have been complied with. The opinion of counsel, with respect to legal defeasance, referred to in clause (e) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture.

  The Trustee shall hold in trust cash or U.S. Government Obligations deposited with it as described above and shall apply the deposited cash and the proceeds from deposited U.S. Government Obligations to the payment of principal, premium, if any, and interest with respect to such Debentures.

CONCERNING THE TRUSTEE

  The Company has the right to replace the Trustee under certain circumstances, including (subject to the Company's satisfying certain conditions) if the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to another corporation or banking association.

  The Company and certain of its subsidiaries may from time to time maintain lines of credit, and have other customary banking and commercial relationships, with the Trustee and its affiliates. The Trustee also acts as trustee under another indenture pursuant to which the Company issued its 9% Debentures Due 2006. The Trustee is the Administrative Agent under the Credit Agreement and is an affiliate of one of the Initial Purchasers, Chase Securities Inc. In addition, the Trustee and certain of its affiliates may own Debentures.

REGISTRATION RIGHTS AGREEMENT

  The Company entered into the Registration Rights Agreement with the Initial Purchasers in connection with the sale of the Old Debentures pursuant to which the Company has agreed, for the benefit of the holders of each series of Old Debentures, at the Company's cost, to (i) file the Exchange Offer Registration Statement, of which this Prospectus is a part, within 150 days after the date of original issuance of such Old Debentures (May 8, 1997 for the Old 2032 Debentures and May 6, 1997 for the other Old Debentures, the "Issue Date") with the Commission with respect to the Exchange Offers and (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days after the Issue Date. Promptly after the Exchange Offer Registration Statement is declared effective, the Company will consummate the Exchange Offers. The Company will keep the Exchange Offers open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offers is mailed to the holders of Old Debentures.

  In the event that any changes in law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offers with respect to any series of Old Debentures, or if for any reason the Exchange Offer Registration Statement is not declared effective within 180 days following the Issue Date, or upon the request of the Initial Purchasers under certain circumstances, the Company will, in lieu of effecting the registration of the applicable New Debentures pursuant to the Exchange Offer Registration Statement and at its cost, (i) as promptly as practicable, file with the Commission a Shelf Registration Statement covering resales of the applicable Old Debentures, (ii) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by the 210th day after the Issue Date (or promptly in the event of a request by the Initial Purchasers) and (iii) keep effective the Shelf Registration Statement until the earliest of (x) the second anniversary of the Issue Date (or the first anniversary of the effective date if such Shelf Registration Statement is filed at the request of the Initial Purchasers), (y) the time when the Old Debentures registered thereunder can be sold by non-affiliates pursuant to Rule 144 under the Securities Act without limitation under clauses
(c), (e), (f) and (h) of Rule 144, or (z) such time as all the Old Debentures registered thereunder have been sold. During any consecutive 365-day period, the Company will have the ability to suspend the availability of the Shelf Registration Statement for up to two periods of up to 45 consecutive days, but no more than an aggregate of 60 days during any 365-day period. The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of such applicable Old Debentures copies of the prospectus which is part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for such Old Debentures has become effective and take certain other actions as are required to permit unrestricted resales of such Old Debentures. A holder of such Old Debentures that sells such Old Debentures pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each Holder of such Old Debentures will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Debentures included in the Shelf Registration Statement and to benefit from the provisions regarding Special Interest set forth in the following paragraph. If the Company has consummated the Exchange Offers, then, subject to certain limited exceptions, the Company will have no obligation to file or to maintain the effectiveness of a Shelf Registration Statement with respect to any Old Debentures that are not tendered in the Exchange Offers.

  In the event that (i) by the 150th day following the Issue Date, the Exchange Offer Registration Statement is not filed with the Commission, (ii) by the 180th day following the Issue Date, neither the Exchange Offer Registration Statement is declared effective nor (if the Exchange Offers are not permitted as described above) the Shelf Registration Statement is filed with the Commission, or (iii) by the 210th day following the Issue Date, one or more of the Exchange Offers with respect to any series of Old Debentures is not consummated or the Shelf Registration Statement is not declared effective with respect thereto (each such event referred to in clauses (i) through (iii), a "Registration Default"), interest will accrue on the applicable Old Debentures (in addition to stated interest on such Old Debentures) from and including the next day following each such Registration Default. In each case such additional interest (the "Special Interest") will be payable in cash semiannually in arrears each May 1 and November 1, at a rate per annum equal to 0.25% of the principal amount of such Old Debentures for each such Registration Default. The aggregate amount of Special Interest payable pursuant to the above provisions will, however, in no event exceed 0.25% per annum of the principal amount of such Old Debentures. Upon (a) the filing of the Exchange Offer Registration Statement after the 150-day period described in clause (i) above, (b) the effectiveness of the Exchange Offer Registration Statement or the filing of the Shelf Registration Statement after the 180-day period described in clause (ii) above or (c) the consummation of the Exchange Offer for such Old Debentures or the effectiveness of a Shelf Registration Statement, as the case may be, after the 210-day period described in clause
(iii) above, the Special Interest payable on such Old Debentures as a result of the applicable Registration Default will cease to accrue. For purposes of the preceding sentence, the curing of a Registration Default by the means described in clause (b) above shall constitute a cure of the Registration Defaults described in clauses (i) and (ii) above, and the curing of a Registration Default by the means described in clause (c) above shall constitute a cure of the Registration Defaults described in clauses (i), (ii) and (iii) above.

  In the event that a Shelf Registration Statement is declared effective pursuant to the paragraph preceding the immediately preceding paragraph, if the Company fails to keep such Registration Statement continuously effective for the period required by the Registration Rights Agreement (except as specifically permitted therein), then from such time as the Shelf Registration Statement is no longer effective until the earlier of (i) the date that the Shelf Registration Statement is again deemed effective and (ii) the date that is the earliest of (x) the second anniversary of the Issue Date (or until the first anniversary of the effective date if the Shelf Registration Statement is filed at the request of the Initial Purchasers), (y) the time when the Old Debentures registered thereunder can be sold by non-affiliates pursuant to Rule 144 under the Securities Act without any limitation under clauses (c),
(e), (f) and (h) of Rule 144, or (z) the date as of which all such Old Debentures are sold pursuant to the Shelf Registration Statement, Special Interest shall accrue at a rate per annum equal to 0.25% of the principal amount of the Old Debentures and shall be payable in cash semiannually in arrears each May 1 and November 1.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company.

           CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION
                            IN THE EXCHANGE OFFERS

  An exchange of the Old Debentures for the New Debentures pursuant to the Exchange Offers will not constitute a taxable event for federal income tax purposes. As a result, holders who exchange their Old Debentures for New Debentures should not recognize any income, gain or loss for federal income tax purposes with respect to such exchange. An exchanging holder will have the same adjusted basis and holding period in the New Debentures as it had in the Old Debentures immediately before the exchange.

  HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF EXCHANGING OLD DEBENTURES FOR NEW DEBENTURES IN THE EXCHANGE OFFERS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Debentures for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Debentures. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Debentures received in exchange for Old Debentures where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  The Company will not receive any proceeds from any sale of New Debentures by broker-dealers. New Debentures received by broker-dealers for their own account pursuant to the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Debentures or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Debentures. Any broker-dealer that resells New Debentures that were received by it for its own account pursuant to the Exchange Offers and any broker or dealer that participates in a distribution of such New Debentures may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of New Debentures and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offers (including the expenses of one counsel for the holders of the Old Debentures) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Debentures (including any broker dealers) against certain liabilities, including liabilities under the Securities Act.

                            VALIDITY OF DEBENTURES

  The validity of the New Debentures offered hereby will be passed upon for the Company by McGuire, Woods, Battle & Boothe, L.L.P., Richmond, Virginia. Robert L. Burrus, Jr., a partner of McGuire, Woods, Battle & Boothe, L.L.P., is a director of the Company and owns 4,449 shares of the Company's common stock.

                                    EXPERTS

  The consolidated financial statements of the Company, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in this Prospectus and in the Registration Statement in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Conrail as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996 have been incorporated by reference in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  With respect to the unaudited consolidated financial information of Conrail for the quarters ended March 31, 1997 and 1996, incorporated by reference in this Prospectus, Price Waterhouse LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 16, 1997 incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Price Waterhouse LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their report had not been included. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by Price Waterhouse LLP within the meaning of Sections 7 and 11 of the Securities Act.

                                     (MAP)


MAP DOES NOT DISTINGUISH IN ALL CASES BETWEEN TRACKAGE RIGHTS AND OWNERSHIP, NOR DOES IT INDICATE THE GRANT OF TRACKAGE RIGHTS BY CSX OR NSC TO THE OTHER OVER THE ROUTES ALLOCATED ABOVE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER MADE HEREBY EXCEPT AS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICA-TION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   2
Incorporation of Certain Documents by Reference..........................   2
Summary..................................................................   4
Risk Factors.............................................................  10
The Company..............................................................  11
Use of Proceeds..........................................................  15
Capitalization...........................................................  16
Consolidated Ratio of Earnings to Fixed Charges and Selected Financial
 Ratio...................................................................  17
Selected Historical Financial Data for the Company.......................  18
Selected Historical Financial Data for Conrail...........................  20
Unaudited Pro Forma Financial Statements.................................  22
Notes to Unaudited Pro Forma Financial Statements........................  26
The Exchange Offers......................................................  30
Description of New Debentures............................................  38
Certain Federal Income Tax Consequences of Participation in the Exchange
 Offers..................................................................  49
Plan of Distribution.....................................................  49
Validity of Debentures...................................................  49
Experts..................................................................  50

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

$2,500,000,000

CSX CORPORATION

$350,000,000
7.05% DEBENTURES DUE 2002

$300,000,000
7.25% DEBENTURES DUE 2004

$450,000,000
7.45% DEBENTURES DUE 2007

$400,000,000
7.90% DEBENTURES DUE 2017

$500,000,000
7.95% DEBENTURES DUE 2027

$100,000,000
6.95% DEBENTURES DUE 2027

$250,000,000
7.25% DEBENTURES DUE 2027

$150,000,000
8.30% DEBENTURES DUE 2032

[LOGO OF CSX CORPORATION APPEARS HERE]

PRELIMINARY PROSPECTUS
DATED       , 1997
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article 10 of the Virginia Stock Corporation Act allows, in general, for indemnification, in certain circumstances, by a corporation of any person threatened with or made a party to any action, suit or proceeding by reason of the fact that he or she is, or was, a director, officer, employee or agent of such corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his or her conduct was unlawful. Article 9 of the Virginia Stock Corporation Act provides limitations on damages payable by officers and directors, except in cases of willful misconduct or knowing violation of criminal law or any federal or state securities law.

  Article VII of the Company's Amended and Restated Articles of Incorporation provides for mandatory indemnification of any director or officer of the Company who is, was or is threatened to be made a party to any proceeding (including any proceeding by or on behalf of the Company) by reason of the fact that he or she is or was a director or officer of the Company against all liabilities and reasonable expenses incurred in the proceeding, except such liabilities and expenses as are incurred because of such director's or officer's willful misconduct or knowing violation of the criminal law.

  The Company's Amended and Restated Articles of Incorporation also provide that in every instance permitted under Virginia corporate law in effect from time to time, the liability of a director of officer of the Company to the Company or its shareholders arising out of a single transaction, occurrence or course of conduct shall be limited to one dollar.

  The Company maintains a standard policy of officers' and directors' liability insurance.

  Reference is made to the Purchase Agreement included herein as an exhibit to the Registration Statement for provisions regarding indemnification of the Company's officers, directors and controlling persons against certain liabilities.

ITEM 21. EXHIBITS

EXHIBIT

  4.1  Indenture, dated August 1, 1990, between the Company and The Chase Manhattan Bank, as Trustee (incorporated herein by reference to the Company's Form SE, dated
       September 7, 1990, filed with the Commission)
  4.2  First Supplemental Indenture, dated as of June 15, 1991, between the Company and The
       Chase Manhattan Bank, as Trustee (incorporated herein by reference to Exhibit 4(c)
       to the Company's Form SE, dated May 28, 1992, filed with the Commission)
  4.3  Second Supplemental Indenture, dated as of May 6, 1997, between the Company and The
       Chase Manhattan Bank, as Trustee (a)
  4.4  Purchase Agreement, dated as of May 6, 1997, between the Company and Salomon
       Brothers Inc, individually and as representative of the Initial Purchasers (a)
  4.5  Registration Rights Agreement, dated May 6, 1997, between the Company and Salomon
       Brothers Inc, individually and as representative of the Initial Purchasers (a)
  4.6  Form of New 7.05% Debenture Due 2002 (b)
  4.7  Form of New 7.25% Debenture Due 2004 (b)
  4.8  Form of New 7.45% Debenture Due 2007 (b)
  4.9  Form of New 7.90% Debenture Due 2017 (b)
  4.10 Form of New 7.95% Debenture Due 2027 (b)
  4.11 Form of New 6.95% Debenture Due 2027 (b)

EXHIBIT

  4.12 Form of New 7.25% Debenture Due 2027 (b)
  4.13 Form of New 8.30% Debenture Due 2032 (b)
  5.1  Opinion of McGuire, Woods, Battle & Boothe, L.L.P., regarding validity of New
       Debentures being registered (b)
 12.1  Statement regarding the computation of the ratio of earnings to fixed charges (a)
 15.1  Awareness Letter of Price Waterhouse LLP, Independent Accountants (a)
 23.1  Consent of Ernst & Young LLP, Independent Auditors (a)
 23.2  Consent of Price Waterhouse LLP, Independent Accountants (a)
 23.3  Consent of McGuire, Woods, Battle & Boothe, L.L.P. contained in the opinion filed as
       Exhibit 5.1 hereto
 24.1  Powers of Attorney of certain directors and officers of the Company (a)
 25.1  Form T-1 Statement of Eligibility of The Chase Manhattan Bank to act as trustee under the Indenture (a)
 99.1  Form of Letter of Transmittal (b)
 99.2  Form of Exchange Agent Agreement between the Company and The Chase Manhattan Bank, as Exchange Agent (b)

--------
(a) Filed herewith.
(b) To be filed by amendment.

ITEM 22. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any acts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement); (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby further undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the provisions described under Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification by it is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF RICHMOND, COMMONWEALTH OF VIRGINIA, ON THE 4TH DAY OF JUNE, 1997.

                                          CSX Corporation

                                                     /s/ James L. Ross
                                          By __________________________________
                                                       JAMES L. ROSS
                                               VICE PRESIDENT AND CONTROLLER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 4TH DAY OF JUNE, 1997.

              SIGNATURE                                  TITLE


          /s/ John W. Snow*             Chairman, President, Chief Executive
-------------------------------------    Officer and Director (Principal
            JOHN W. SNOW                 Executive Officer)


        /s/ Paul R. Goodwin*            Executive Vice President--Finance and
-------------------------------------    Chief Financial Officer (Principal
           PAUL R. GOODWIN               Financial Officer)



         /s/ James L. Ross*             Vice President and Controller
-------------------------------------    (Principal Accounting Officer)
            JAMES L. ROSS


      /s/ Elizabeth E. Bailey*          Director
-------------------------------------
         ELIZABETH E. BAILEY


     /s/ Robert L. Burrus, Jr.*         Director
-------------------------------------
        ROBERT L. BURRUS, JR.


       /s/ Bruce C. Gottwald*           Director
-------------------------------------
          BRUCE C. GOTTWALD


          /s/ John R. Hall*             Director
-------------------------------------
            JOHN R. HALL


       /s/ Robert D. Kunisch*           Director
-------------------------------------
          ROBERT D. KUNISCH


      /s/ Hugh L. McColl, Jr.*          Director
-------------------------------------
         HUGH L. MCCOLL, JR.

              SIGNATURE                                  TITLE
              ---------                                  -----

      /s/ James W. McGlothlin*          Director
-------------------------------------
         JAMES W. MCGLOTHLIN


      /s/ Southwood J. Morcott*         Director
-------------------------------------
        SOUTHWOOD J. MORCOTT


        /s/ Charles E. Rice*            Director
-------------------------------------
           CHARLES E. RICE


     /s/ William C. Richardson*         Director
-------------------------------------
        WILLIAM C. RICHARDSON


         /s/ Frank S. Royal*            Director
-------------------------------------
           FRANK S. ROYAL


*By:      /s/ Alan A. Rudnick
    ---------------------------------
            ALAN A. RUDNICK
           ATTORNEY-IN-FACT

                                    EXHIBITS

  4.1  Indenture, dated August 1, 1990, between the Company and The Chase
       Manhattan Bank, as Trustee (incorporated herein by reference to the Company's Form SE, dated September 7, 1990, filed with the Commission)
  4.2  First Supplemental Indenture, dated as of June 15, 1991, between the
       Company and The Chase Manhattan Bank, as Trustee (incorporated herein by reference to Exhibit 4(c) to the Company's Form SE, dated May 28, 1992, filed with the Commission)
  4.3  Second Supplemental Indenture, dated as of May 6, 1997, between the
       Company and The Chase Manhattan Bank, as Trustee (a)
  4.4  Purchase Agreement, dated as of May 6, 1997, between the Company and
       Salomon Brothers Inc, individually and as representative of the Initial
       Purchasers (a)
  4.5 Registration Rights Agreement, dated May 6, 1997, between the Company and Salomon Brothers Inc, individually and as representative of the Initial Purchasers (a)
  4.6  Form of New 7.05% Debenture Due 2002 (b)
  4.7  Form of New 7.25% Debenture Due 2004 (b)
  4.8  Form of New 7.45% Debenture Due 2007 (b)
  4.9  Form of New 7.90% Debenture Due 2017 (b)
  4.10 Form of New 7.95% Debenture Due 2027 (b)
  4.11 Form of New 6.95% Debenture Due 2027 (b)
  4.12 Form of New 7.25% Debenture Due 2027 (b)
  4.13 Form of New 8.30% Debenture Due 2032 (b)
  5.1 Opinion of McGuire, Woods, Battle & Boothe, L.L.P., regarding validity of New Debentures being registered (b)
 12.1 Statement regarding the computation of the ratio of earnings to fixed charges (a)
 15.1  Awareness Letter of Price Waterhouse LLP, Independent Accountants (a)
 23.1  Consent of Ernst & Young LLP, Independent Auditors (a)
 23.2  Consent of Price Waterhouse LLP, Independent Accountants (a)
 23.3 Consent of McGuire, Woods, Battle & Boothe, L.L.P. contained in the opinion filed as Exhibit 5.1 hereto
 24.1  Powers of Attorney of certain directors and officers of the Company (a)
 25.1 Form T-1 Statement of Eligibility of The Chase Manhattan Bank to act as trustee under the Indenture (a)
 99.1  Form of Letter of Transmittal (b)
 99.2  Form of Exchange Agent Agreement between the Company and The Chase
       Manhattan Bank, as Exchange Agent (b)

--------
(a) Filed herewith.
(b) To be filed by amendment.